Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

Dated as of October 16, 2013

By and between

TIGERLOGIC CORPORATION

And

ROCKET SOFTWARE, INC.

i

3.20.	Accounts Receivable; Accounts Payable	25
3.21.	Brokers or Finders	25
3.22.	Power of Attorney	25
3.23.	Affiliate Transactions	25

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		26

4.1.	Organization and Good Standing of Buyer	26
4.2.	Authority	26
4.3.	Consents	26
4.4.	Non-Contravention	26
4.5.	Brokers or Finders	26
4.6.	Sufficient Funds	26
4.7.	Transfer Regulations	27

ARTICLE V. COVENANTS		27

5.1.	Interim Operations	27
5.2.	Further Assurances; Notification	28
5.3.	Access; Confidentiality	28
5.4.	Tax Matters	29
5.5.	Employee Matters	30
5.6.	Press Releases	32
5.7.	Non-Compete	32
5.8.	Exclusivity	33
5.9.	Termination of Contracts with Related Parties	33
5.10.	Release of Liens	33
5.11.	Real Property Lease	33
5.12.	Additional Matters	34
5.13.	Scope of Assumed Contracts	34
5.14.	Legacy References	34

ARTICLE VI. CONDITIONS TO CLOSING		34

6.1.	Conditions Precedent to Each Party’s Obligations	34
6.2.	Conditions Precedent to Buyer’s Obligations	34
6.3.	Conditions Precedent to Seller’s Obligations	36

ARTICLE VII. SURVIVAL AND INDEMNIFICATION		36

7.1.	Survival	36
7.2.	Indemnification by Seller	37
7.3.	Indemnification by Buyer	37

7.4.	Limitations on Rights of Indemnification	38
7.5.	Procedure for Third Party Claims	38
7.6.	Insurance Proceeds	40
7.7.	No Duplication	40
7.8.	Exclusive Remedy	40

ARTICLE VIII. RIGHT TO TERMINATE		40

8.1.	Termination of Agreement	40
8.2.	Procedure Upon Termination	41
8.3.	Effect of Termination	41

ARTICLE IX. GENERAL		41

9.1.	Expenses	41
9.2.	Notices	41
9.3.	Entire Agreement; Amendments and Waivers	42
9.4.	Governing Law	43
9.5.	Jurisdiction; Court Proceedings; Waiver of Jury Trial	43
9.6.	Attorney Fees	43
9.7.	Specific Performance	43
9.8.	Sections and Section Headings	43
9.9.	Assigns	43
9.10.	Counterparts	44
9.11.	Severability	44
9.12.	Interpretation	44

ANNEX A

Principles for the Allocation

ANNEX B

Allocation

EXHIBITS

Exhibit A:	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B:	Form of Escrow Agreement
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Intellectual Property License Agreement
Exhibit E:	Form of Assignment and Assumption of Lease

DEFINED TERMS

Page

Acquired Assets	1
Acquired IPR	2
Acquired IPR Agreements	21
Acquired Products	3
Action	3
Affiliate	3
Agreement	1
Allocation	13
Assignment Agreement	13
Assignment and Assumption of Lease	35
Assumed Contracts	2
Assumed Liabilities	3
Balance Sheet Date	3
Bill of Sale	35
Black Duck	24
Business	3
Business Day	3
Business Insurance Policies	20
Buyer	1
Buyer Indemnitees	37
Buyer Material Adverse Effect	3
Buyer’s Expenses	3
Cap	38
Closing	13
Closing Date	13
Closing Date Cash Consideration	4
COBRA	7
Code	4
Company Affiliate Contract	25
Company Benefit Plan	4
Confidentiality Agreement	29
Contract	4
Copyrights	4
Data Room	4
DGCL	1
Documentation	4
Domain Names	4
Environmental Laws	4
ERISA	5
ERISA Affiliate	5
Escrow Agent	5
Escrow Agreement	5
Escrow Amount	13
Escrow Funds	13
Exchange Act	5
Excluded Assets	5

v

Excluded Contracts	5
Excluded Liabilities	6
Excluded Products	7
French Employee	22
Fundamental Representations	7
GAAP	7
Governmental Authority	7
Hazardous Substances	7
Indebtedness	7
Indemnitee	38
Indemnitor	38
Intellectual Property Rights	8
Interim Period	30
IRS	8
Knowledge	8
Law	8
Leased Real Property	8
License Agreement	35
Licensed IPR	8
Lien	8
Loss	37
Losses	37
MAE Supplement	28
Major Customer	25
Major Supplier	25
Material Adverse Effect	8
Material Contracts	20
Morris Nichols	1
Most Recent Balance Sheet	9
Non-Compete Period	32
Operations Statement	15
Ordinary Course	9
Organizational Documents	9
Owned Real Property	19
Parties	1
Party	1
Patents	9
Permit	18
Permitted Liens	9
Person	10
Proposed Contract	12
Purchase Price	10
Real Property Lease	10
Related Party	10
Release(s)	10
Remedy Limitation Laws	10
Required Approvals	12
Restricted Transaction	33
Rocket Servers	10
Sale	1
Sale Opinion	1

SEC	10
Seller	1
Seller Board	1
Seller Disclosure Schedule	10
Seller Financial Statements	15
Seller Indemnitees	37
Seller SEC Documents	10
Seller’s Financial Advisor	10
Software	10
Straddle Period	10
Subsidiary	11
Tax	11
Tax Return	11
Third Party Claim	38
Threshold Amount	38
Trade Secrets	11
Trademarks	11
Transaction Documents	11
Transaction Expenses	11
Transfer Regulations	22
Transfer Taxes	30
Transferred Employees	30
Transferred US Employee	11
Transition Services Agreement	35
UK Employees	22

PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 16th day of October, 2013, by and between TigerLogic Corporation, a corporation organized pursuant to the Laws of the State of Delaware (“Seller”), and Rocket Software, Inc., a corporation organized pursuant to the Laws of the State of Delaware (“Buyer”, and together with Seller, the “Parties” and each a “Party”).  Unless otherwise set forth herein, capitalized terms used herein shall have the meanings given to such terms in Section 1.1 hereto.

WHEREAS, Seller, together with its Subsidiaries, owns and operates the Business (as defined below);

WHEREAS, Buyer desires to purchase all of the assets of the Business and assume certain liabilities of the Business, and Seller and its Subsidiaries desire to sell such assets and assign such liabilities and enter into such agreements on the terms set forth in this Agreement (the “Sale”);

WHEREAS, Seller has received an opinion of counsel to Seller (the “Sale Opinion”), Morris, Nichols, Arsht and Tunnell LLP (“Morris Nichols”), that the Sale does not constitute a sale of all or substantially all of the assets of Seller subject to Section 271 of the Delaware General Corporation Law (the “DGCL”) and, therefore, does not require approval by Seller’s stockholders thereunder;

WHEREAS, the board of directors of Seller (the “Seller Board”) has, on the terms and subject to the conditions set forth herein, unanimously authorized and approved this Agreement, the Sale and the other transactions contemplated hereby;

WHEREAS, the board of directors of Buyer has, on the terms and subject to the conditions set forth herein, unanimously authorized and approved this Agreement, the Sale and the other transactions contemplated hereby;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

1.1.                            Definitions.  The terms defined in this Section 1.1 shall, for all purposes of this Agreement, have the meanings herein specified:

“Acquired Assets” means all of Seller’s or Seller’s Subsidiaries’ right, title and interest in, under and to all properties and assets of Seller or Seller’s Subsidiaries of every kind, nature and description used predominantly in the conduct of, or otherwise used predominantly by, the Business, wherever such assets are located and whether real, personal or mixed, tangible or intangible, of every kind and description, wherever located and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books of account or financial statements, excluding only the Excluded Assets.  The Acquired Assets shall include, without limitation, the following to the extent used predominantly in the conduct of the Business (in each case excluding the Excluded Assets):

(i)                                     all of Seller’s or Seller’s Subsidiaries’ rights under Contracts and purchase and sale orders, including without limitation all of Seller’s or Seller’s Subsidiaries’ Contract renewal rights, including the Material Contracts (the “Assumed Contracts”);

(ii)                                  all of Seller’s or Seller’s Subsidiaries’ interest in furniture, fixtures, office equipment and supplies, computer hardware and software, stored data communication equipment, and leasehold improvements, including those located at the Leased Real Property, in each case with all warranty and service rights of Seller or Seller’s Subsidiaries with respect to such Acquired Assets;

(iii)                               all of Seller’s or Seller’s Subsidiaries’ inventory or work in progress and finished work product with respect to the Acquired Products, wherever located and whether or not obsolete or carried on Seller’s or Seller’s Subsidiaries’ books of account;

(iv)                              all of Seller’s or Seller’s Subsidiaries’ trade and other notes and accounts receivable, advance payments, deposits, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund;

(v)                                 all of Seller’s or Seller’s Subsidiaries’ rights, title and interest in all leases for personal property;

(vi)                              all of Seller’s right, title and interest in the Real Property Lease (including, without limitation, the security deposit held by the landlord under the Real Property Lease);

(vii)                           all of Seller’s or Seller’s Subsidiaries’ books, records, manuals, drawings, designs, documents, books of account, personnel records (only to the extent set forth in Section 3.17(d) of the Seller Disclosure Schedule), correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like (provided, however, Seller may retain physical and/or electronic copies of its books and records, subject to the provisions of Section 5.3);

(viii)                        all of Seller’s or Seller’s Subsidiaries’ claims, choses in action, causes of action and judgments, to the extent arising out of the Business;

(ix)                              any governmental licenses, permits and approvals issued to the Business or with respect to the Acquired Assets to the extent their transfer is permitted by applicable law;

(x)                                 all Acquired IPR and Acquired IPR Agreements, subject to any and all rights and obligations contained in the Acquired IPR Agreements, the License Agreement, and the Permitted Liens; and

(xi)                              all of Seller’s or Seller’s Subsidiaries’ goodwill associated with the Business.

Notwithstanding anything herein to the contrary, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the “Acquired Assets” shall expressly exclude, the Excluded Assets.

“Acquired IPR” means all Intellectual Property Rights that are both: (i) owned, in whole or part, by Seller or any Subsidiary of Seller; and (ii) are used predominantly in the Business.

“Acquired Products” means the multidimensional database management system and related connectivity products of Seller known as the Pick family of products, which includes the Pick database products known as D3, mvBase, mvEnterprise, AP Pro and R91, and the Pick connectivity products known as TigerLogic MVS Toolkit, FlashCONNECT, ODBC, OpenDB, .NET API, Java API, D3 MQSeries, and D3 Oracle Gateway and any and all Software, products, services, and technologies, whether in development, testing, or commercial release, that are embodied in the Pick family of products.  For clarity, the Acquired Products exclude mvDesigner, PDP.net, the XQuery engine (notwithstanding that such engine may be incorporated into the TigerLogic MVS Toolkit), the TLDB1 activation server, and the XDMS database.  At Closing, Seller will provide Buyer with a license to use the XQuery engine as embodied within the TigerLogic MVS Toolkit, a copy of and license to use the TLDB1 activation server, and a copy of and license to use the data relating to the Acquired Products that resides in the XDMS database on the TLDB1 activation server, in connection with the Acquired Products pursuant to the License Agreement as more fully provided herein and therein.

“Action” means any action, claim, proceeding, arbitration or suit (whether civil, criminal, administrative, regulatory or judicial), or any appeal therefrom (including any claim, audit, litigation, administrative proceeding or arbitration against any Person involving any matter related to employment including, without limitation, claims of discrimination, claims of unpaid wages, claims of wrongful discharge, claims of unfair labor practices, workers’ compensation claims, and claims related to occupational safety and health law).

“Affiliate” means, as applied to any specified Person, any other Person controlling, controlled by or under common control with such specified Person.

“Approval” means any approval, authorization, consent, license, order, registration, permit or other confirmation of or by a Person.

“Assumed Liabilities” means all of the liabilities and obligations of the Business arising under or relating to any Contract included in the Acquired Assets, to the extent such liabilities and obligations relate to events or occurrences arising following the Closing Date; provided, however, that the Assumed Liabilities do not include obligations or liabilities (w) that would have been performed, paid or otherwise discharged on or prior to the Closing Date, but for a breach or default by Seller, (x) that arise out of any breach or default by Seller, (y) that arise out of warranties on products sold or services provided by Seller prior to Closing or (z) that are Excluded Liabilities.

“Balance Sheet Date” means the date of the Most Recent Balance Sheet.

“Business” means the development, distribution and licensing by Seller or Seller’s Subsidiaries of the Acquired Products immediately prior to Closing.

“Business Day” means a day, other than a Saturday or Sunday or a day on which commercial banks in the City of Boston are authorized to be closed.

“Buyer Material Adverse Effect” means any change, event, condition, action, omission, circumstance or effect that, individually or together with all other changes, events, conditions, actions, omissions, circumstances or effects, would or would reasonably be expected to prevent or materially impair, interfere with or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

“Buyer’s Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of

Buyer and its Affiliates), incurred by Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the filing of any required notices or other regulatory approvals, and in connection with all other matters related to the Sale or the other transactions contemplated hereby.

“Closing Date Cash Consideration” means the Purchase Price minus the Escrow Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Licenses” means licenses for commercial “off-the-shelf” computer Software and documentation licensed on nondiscriminatory terms, as well as any open source Software and documentation licenses.

“Company Benefit Plan” means (i) each “employee benefit plan,” within the meaning of Section 3(3) of ERISA; and (ii) each other retirement,  stock purchase, stock ownership, stock option, equity-based, deferred compensation, profit sharing, bonus, incentive, employment, consulting, severance, termination, change in control, retention, paid time off, health, medical, dental, disability, life insurance, welfare or fringe benefit plan, program, contract or arrangement (whether written or unwritten), in each case, sponsored, maintained, contributed to, or required to be contributed to, by Seller, any Subsidiary of Seller, or any ERISA Affiliate for the benefit of any current or former Business Employee or under which Seller or any Subsidiary of Seller has any actual or contingent liability with respect to a current or former Business Employee (including as a result of being treated as a single employer under Section 414 of the Code with any ERISA Affiliate), and in all cases, excluding any Multiemployer Plan.

“Contract” means any contract, agreement, lease, commitment, franchise, purchase order, statement of work, license, note, mortgage, bond, indenture, arrangement or other legally binding agreement or obligation, in each case, whether written or oral.

“Copyrights” mean copyrights and any other rights arising in works of authorship, whether or not published, and all registrations and applications to register any of the foregoing, and including all moral rights and similar rights of attribution associated therewith.

“Data Room” means the electronic documentation site established by Citrix ShareFile on behalf of Seller.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, service manuals and other information describing the use, operation, installation, configuration, features, functionality or correction of a product, whether or not provided to an end user.

“Domain Names” means Internet domain names and URL addresses.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, codes, directives, ordinances, rules, regulations, directives or orders (including common law) relating to protection of the environment, human health and safety or Hazardous Substances, including, without limitation, those related to electrical safety; energy consumption of energy-using products or components; the presence (or absence) of specified substances in electrical or electronic products, batteries or products generally; labeling of product or product packaging as respects product content or as respects health, safety or environmental effects or attributes or as respects required end-of-life handling or disposition of products or product packaging; and coverage under approved schemes for end-of-life collection and return of products or of product packaging.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

“ERISA Affiliate” means each corporation or trade or business (whether or not incorporated) which together with Seller or any Subsidiary of Seller is treated as a single employer for purposes of Code Section 414.

“Escrow Agent” means Wells Fargo Bank, National Association

“Escrow Agreement” means the Escrow Agreement among Seller, Buyer and the Escrow Agent in the form attached to this Agreement as Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means all of the assets of Seller and Seller’s Subsidiaries that are not used predominantly in the conduct of the Business.  Notwithstanding anything to the contrary contained herein, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Buyer hereunder, and the “Acquired Assets” shall expressly exclude, the following assets:

(i)                                     Seller’s rights in any specific Contract or insurance policies listed on Section 1.1(b) of the Seller Disclosure Schedule (the “Excluded Contracts”);

(ii)                                  Seller’s rights in any specific asset, other than Excluded Contracts, listed on Section 1.1(c) of the Seller Disclosure Schedule;

(iii)                               all refunds of Taxes to the extent that the Taxes being refunded were an Excluded Liability;

(iv)                              all Tax Returns of Seller;

(v)                                 all cash and cash equivalents (including marketable securities, short term investments and deposited but uncleared bank deposits) of Seller;

(vi)                              all personnel records to the extent not set forth in Section 3.17(d) of the Seller Disclosure Schedule;

(vii)                           the capital stock of all Subsidiaries of Seller and any other equity ownership interests of Seller;

(viii)                        the rights of Seller which accrue under this Agreement;

(ix)                              the corporate seals, governing documents, minute books, stock books, books of account and other records having to do with the corporate organization of Seller or the Excluded Products;

(x)                                 all Company Benefit Plans and all other employee benefit plans, programs, contracts, arrangements, agreements or policies of Seller, any Subsidiary thereof or any ERISA

Affiliate (including all assets, trusts, insurance policies, Contracts and administration service agreements related thereto);

(xi)                              the Excluded Products and all data and Intellectual Property Rights embodied therein; and

(xii)                           All Trademarks and corporate names consisting of or including the term “TIGERLOGIC.”

“Excluded Liabilities,” as used herein, means any and all liabilities or obligations of Seller and Seller’s Subsidiaries of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date, relating to or arising out of Contracts prior to the Closing Date or arising out of any Excluded Asset, or any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Acquired Assets or the conduct of Seller’s business, on or prior to the Closing Date, excepting only the Assumed Liabilities.  Without limiting the foregoing, Excluded Liabilities shall include, and Assumed Liabilities shall not include:

(i)                                     all liabilities of Seller related to Taxes, including (a) all income Taxes of Seller, (b) any liability for Taxes related to the Acquired Assets that arise in or are allocable to any Tax period or portion thereof ending at or prior to the Closing (including the amount of any Taxes computed for any Interim Period pursuant to Section 5.4(a)) or (c) any Taxes arising in consummation of the transactions contemplated hereby);

(ii)                                  any Indebtedness of Seller;

(iii)                               any obligation or liability of Seller arising out of this Agreement and any Transaction Expenses;

(iv)                              any obligation or liability arising out of the failure to pay or submit payroll Taxes in connection with the operation of Seller’s business on or prior to the Closing Date;

(v)                                 any obligation or liability related to any of Seller’s insurance policies set forth on Section 3.15 of the Seller Disclosure Schedule;

(vi)                              any obligation or liability of Seller to any Related Party or its partners, stockholders, equity holders or members respecting dividends, distributions in liquidation or otherwise;

(vii)                           any obligation or liability of Seller for indemnification of, or advancement of expenses or payment of insurance proceeds to, any present or former officer, employee director or manager of (or other person serving in a fiduciary capacity at the request of) Seller;

(viii)                        any obligation or liability with respect to employment (including workers compensation claims), severance, compensation, paid time off (PTO) or benefits of any nature (including, but not limited to, benefits to be provided under any Company Benefit Plan) owed or with respect to any current or former employee, director, officer, consultant or independent contractor of Seller, any Subsidiary of Seller, or any ERISA Affiliate (or any dependent or beneficiary of the foregoing), whether or not any such individual enters into employment or other service with Buyer after Closing, and that arises out of or relates to (i) the employment or service provider relationship between Seller, any Subsidiary of Seller, or any ERISA Affiliate and any such individuals, including the termination of such relationship, save that for the avoidance of doubt, any future obligations of the Buyer or a Buyer Affiliate towards the UK Employees who transfer to the Buyer or Buyer Affiliate by operation of applicable Law, shall not amount to Excluded Liabilities; (ii) any violation or non-compliance by Seller, any Subsidiary of Seller, or any ERISA Affiliate of the applicable provisions of ERISA, the Code or other applicable Laws; or (iii) events or conditions occurring on or before the Closing Date;

(ix)                              any obligation or liability arising under or relating to any Company Benefit Plan (or any other employee benefit plan, program, contract, arrangement, agreement or policy of Seller, any Subsidiary thereof or any ERISA Affiliate) or the inclusion of Seller or any Subsidiary of Seller with an ERISA Affiliate;

(x)                                 any obligation or liability arising out of any violation of Environmental Laws by Seller or any of its Subsidiaries or any Release of Hazardous Substances by Seller or any of its Subsidiaries in violation of Environmental Laws, occurring on or prior to the Closing Date,  in,  at or under any real property currently or formerly owned, leased or operated by Seller or any Subsidiary in the Business or with respect to the Acquired Assets; and

(xi)                              any obligation or liability arising out of, related to or resulting from any violation of Section 271 of the DGCL.

Without limiting the foregoing, Seller shall retain responsibility for (and the term “Excluded Liability” shall include) any severance payment or benefits that become due to any current or former employee, director, officer, consultant or independent contractor of Seller or any of its Subsidiaries (whether or not such person is engaged predominantly in the Business) as the result of a termination of employment or service with Seller or its Affiliates on or prior to the Closing (including, without limitation, the requirement to provide continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to any current or former employee or service provider of Seller or any Subsidiary of Seller (or any dependents or beneficiaries of such individuals) whose “qualifying event” occurred on or before the Closing Date.

“Excluded Products” means any and all Software, products, services, and technologies of Seller, whether in development, testing, or commercial release, other than the Acquired Products.  The Excluded Products include, without limitation, the Software products of Seller known as Postano, yolink, Storycode, and TL Omnis.

“Fundamental Representations” means the representations and warranties contained in 3.2 (Authority), 3.14(a) (Title), 3.21 (Brokers or Finders), 4.2 (Authority) and 4.5 (Brokers or Finders).

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Authority” means any federal, state, local or foreign government or any political subdivision thereof or any department, commission, board, bureau, agency, court, panel or other instrumentality of any kind of any of the foregoing.

“Hazardous Substances” means any hazardous, radioactive or toxic materials, substances or wastes, pollutants or contaminants, petroleum or petroleum-derived substances or waste, asbestos, PCBs or any other hazardous or toxic constituent thereof defined in or regulated under Environmental Law.

“Indebtedness” means, with respect to Seller, at the time of any determination, without duplication: all obligations, contingent or otherwise that, in accordance with GAAP, would be included on an accrual-based balance sheet of Seller as indebtedness, but in any event including the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations (including any premiums, termination fees, expenses, breakage costs or penalties due upon prepayment of or payable in connection with this Agreement or the consummation of the transactions contemplated by this Agreement) in respect of, (A) all indebtedness of Seller for borrowed money, (B) all obligations of Seller evidenced by notes, bonds (other than fidelity bonds, performance bonds, letters of credit and the like), debentures or similar instruments or pursuant to any guaranty (excluding, in any event, the amounts covered in clause (A) and trade payables), (C) all obligations (including breakage costs) payable by Seller under interest rate or currency protection agreements, (D) any reimbursement obligation with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of Seller, (E) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which Seller is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course), (F) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned by Seller, (G) the capitalized portion of lease obligations under capital leases, and (H) any obligation of the type referred to in clauses (A) through (G) of this definition of another Person, the payment of which Seller has guaranteed, or which is secured by any property or assets of such Person, or for which Seller is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise.

“Intellectual Property Rights” means, collectively, any and all rights arising anywhere in the world, whether registered or unregistered, under any: (a) Patents; (b) Software and Documentation; (c) Trade Secrets; (d) Trademarks; (e) Copyrights; (f) Domain Names; (g) rights of publicity, privacy, or personality; (h) the right to sue for past, present, and future infringements under any of the aforementioned rights; and (i) with respect to any given jurisdiction, any other intellectual property or industrial property rights recognized under Law in such jurisdiction throughout the world.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to Seller, actual knowledge, after due inquiry, of Richard Koe, Thomas Lim and John Bramley.

“Law” or “Laws” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, license, permit, order, judgment, decree or injunction (including the Foreign Corrupt Practices Act of 1977, as amended and the laws implemented by the Office of Foreign Assets Control of the United States Department of Treasury).

“Leased Real Property” means the property leased by the Real Property Lease.

“Licensed IPR” means the Intellectual Property Rights granted by Seller to Buyer pursuant to the License Agreement.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, license, mortgage, security agreement, covenant, right-of-way, easement, encroachment, option, judgment or other encumbrance or matter affecting title (including without limitation the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“Material Adverse Effect” means any change, event, condition, action, omission, circumstance or effect that, individually or together with all other changes, events, conditions, actions, omissions,

circumstances or effects, (a) is or would reasonably be expected to be materially adverse to the business, operations, assets, liabilities or financial condition of the Business taken as a whole, excluding any changes or effects resulting directly or indirectly from (i) general changes in economic, market, financial or capital market conditions, (ii) changes in conditions generally applicable to the industries in which Seller operates, (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (iv) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof, (v) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business, (vi) any natural or man-made disaster or acts of God, (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (viii) any action taken (or omitted to be taken) at the written request of Buyer, but only, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (vi), to the extent that they do not disproportionately affect Seller in relation to other companies in the industry in which Seller operates, or (b) would or would reasonably be expected to prevent or materially impair, interfere with or delay consummation of the transactions contemplated by this Agreement.

“Most Recent Balance Sheet” means the balance sheet of the Seller included in the Seller’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

“Ordinary Course” means ordinary course of business consistent with past practice.

“Organizational Documents” means, for any entity, its constituent or organizational documents, including (a) in the case of a corporation, its articles or certificates of incorporation and its bylaws; and (b) in the case of a limited liability company, its certificate of formation or organization and its operating or limited liability company agreement.

“Patents” means patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations and any renewals and extensions thereof and all inventions claimed therein.

“Permitted Liens” means:  (i) Liens incurred or deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations and for which appropriate reserves have been established on the Most Recent Balance Sheet or that arose or were created in the Ordinary Course since the Balance Sheet Date, and in amounts consistent with those reflected in the Most Recent Balance Sheet; (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other Liens which have arisen in the Ordinary Course and for which appropriate reserves have been established on the Most Recent Balance Sheet or that arose or were created in the Ordinary Course since the Balance Sheet Date, and in amounts consistent with those reflected in the Most Recent Balance Sheet; (iii) Liens in respect of Taxes and assessments not yet due and payable or being contested in good faith by appropriate procedures; (iv) all recorded covenants, charges, easements and restrictions or other imperfections in title affecting the Leased Real Property which do not materially interfere with the tenants’ use and enjoyment of the Leased Real Property; (v) requirements and restrictions of zoning, building and other Laws, rules and regulations (but only to the extent there are no material violations of the same); (vi) statutory Liens of landlords for amounts not yet due and payable and for which appropriate reserves have been established on the Most Recent Balance Sheet or that arose or were created in the Ordinary Course since the Balance Sheet Date, and in amounts consistent with those reflected in the Most Recent Balance Sheet; (vii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course and for which appropriate reserves have been established on the Most Recent Balance Sheet or that arose or were created in the Ordinary Course since the Balance Sheet Date, and in amounts consistent with those reflected in the Most Recent Balance Sheet; (viii) non-exclusive licenses of Intellectual Property Rights granted by Seller or any of its Affiliates to customers, suppliers, developers, distributors, resellers, and other ecosystem partners, in each case, in the Ordinary Course; (ix) rights and obligations contained in the License Agreement; and (x) rights and obligations pursuant to Commercial Licenses.

“Person” means any natural person, corporation, limited liability company, partnership or other form of business or not for profit entity, any association, or any governmental authority, or any combination of any two or more of the foregoing.

“Purchase Price” means $22,049,957.

“Real Property Lease” means that certain lease between The Irvine Company and TigerLogic Corporation dated December 7, 2009 for space in a building located at 25A Technology Drive, Irvine, California.

“Related Party” means any officer or director of Seller or any Affiliate of Seller.

“Release(s)” means the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing, dispersing, or migrating into or through the environment or within any building, structure, facility or fixture (including the abandonment or discarding of any barrels, containers or other closed receptacles containing any Hazardous Substance).

“Remedy Limitation Laws” means bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.

“Rocket Servers” means Buyer’s computer servers delivered to the Leased Real Property or servers otherwise specified by Buyer, in either case two (2) Business Days prior to Closing.

“SEC” means the Securities and Exchange Commission.

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the date of this Agreement.

“Seller’s Financial Advisor” means Viant Capital LLC.

“Seller SEC Documents” means Seller’s (1) Quarterly Report on Form 10-Q for the period ended June 30, 2013 and (2) Annual Report on Form 10-K for the fiscal years ended March 31, 2013 and March 31, 2012 and all exhibits and financial statements filed therewith.

“Software” means computer software code, applications, programs, or databases in any form, libraries, routines, utilities, operating systems, development tools, diagnostics, data, databases, forms, images, icons, graphical user interfaces, application program interfaces, or other interfaces, menus, software engines, and embedded systems in any form, whether in source code, interpreted code or object code, along with all updates, corrections, enhancements, and modifications thereto.

“Straddle Period” means any taxable period or year that includes, but does not end on, the Closing Date.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any Person means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, chargeable gains, corporation, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, national insurance contribution, license, employee or other withholding, or other tax imposed by any Governmental Authority, of any kind whatsoever, including deductions or withholdings for or on account of such amounts and any interest, penalties or additions to tax imposed with respect to such amounts and (b) any liability for any item described in clause (a) of another Person, whether by contract or express or implied agreement, pursuant to any applicable Law, as a transferee or successor, or otherwise.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax (including, in each case, any amendment thereof).

“Trade Secrets” means trade secrets, know-how, inventions (whether or not patentable or reduced to practice), methodologies, processes, formulae, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists, and any other proprietary and confidential information.

“Trademarks” means trademarks, service marks, trade names and other symbols indicative of source or origin of a product or service, all registrations and applications for the foregoing, and all goodwill symbolized by any of the foregoing.

“Transaction Documents” means the Bill of Sale, Escrow Agreement, Transition Services Agreement, License Agreement and Assignment and Assumption of Lease.

“Transaction Expenses” means all expenses incurred on or before the Closing Date and payable by Seller to third parties and incurred in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement, including fees and disbursements of attorneys, accountants and other advisors and service providers, and any sale bonus, stay bonus or change in control or similar bonus which becomes payable by reason of the consummation of the transactions contemplated by this Agreement (and the employer portion of any employment or payroll taxes thereon), to the extent they have not been paid prior to the Closing Date.

“Transferred US Employee” means a Transferred Employee whose primary place of employment is in the United States.

ARTICLE II.

SALE AND PURCHASE OF ACQUIRED ASSETS;
ASSUMPTION OF CERTAIN LIABILITIES; CLOSING

2.1.                            Sale and Purchase of Acquired Assets.  Subject to the other terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause its Subsidiaries to, sell, assign, transfer and convey the Acquired Assets to Buyer, including by transferring the Acquired Products and Acquired IPR to the Rocket Servers, and Buyer shall purchase the Acquired Assets from Seller and its Subsidiaries, free and clear of all Liens except Permitted Liens.

2.2.                            Assumed Liabilities.  Subject to the other terms and conditions of this Agreement, at the Closing Buyer shall assume all of the Assumed Liabilities at the Closing.  Except with respect to the Assumed Liabilities, Buyer is not assuming, shall not assume and shall not be deemed to have assumed any liability or obligation or any obligations or liabilities of Seller or any Related Party at the Closing.  No party hereto intends that the assumption by Buyer of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto.  Nothing contained in this Agreement shall prevent Buyer from contesting any of the Assumed Liabilities with any third-party obligee.

2.3.                            Excluded Liabilities.  Notwithstanding anything contained herein to the contrary, Buyer shall not assume and Seller shall remain liable and shall pay, perform and discharge all Excluded Liabilities.

2.4.                            Nonassignability of Contracts.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, to the extent that the grant, sale, assignment, transfer or delivery to Buyer, of any Contract that would be an Assumed Contract (a “Proposed Contract”), or any claim or right or any benefit arising thereunder or resulting therefrom, would require any Approval of a Governmental Authority or other third Person (“Required Approvals”), and such Required Approvals shall not have been obtained prior to the Closing, the Closing shall proceed, without the grant, sale, assignment, transfer or delivery of such Proposed Contract, and this Agreement shall not constitute a grant, sale, assignment, transfer or delivery of such Proposed Contract or an attempt thereof.

(b)                                 If the Closing proceeds without the grant, sale, transfer, assignment or delivery of any Proposed Contract, then, following the Closing, the Parties shall use their commercially reasonable efforts, and shall cooperate with each other, to obtain promptly the applicable Required Approvals.  Pending receipt of such Required Approvals, Seller shall use commercially reasonable efforts, and the Parties shall cooperate with each other in any mutually-agreeable, reasonable and lawful arrangements designed to provide to Buyer all of the benefits of use of such Proposed Contract and to Seller the benefits that Seller would have obtained had the Proposed Contract been conveyed to Buyer at the Closing.

(c)                                  To the extent that Buyer is provided all of the material benefits of any Proposed Contract pursuant to this Section 2.4, Buyer shall perform and discharge for the benefit of the other Persons that are parties thereto all of the liabilities of Seller thereunder that, but for the lack of the Required Approvals needed to assign such liabilities to Buyer, would be Assumed Liabilities.

(d)                                 If the Required Approvals needed for the grant, sale, assignment, transfer or delivery of any Proposed Contract have been obtained, such Proposed Contract shall automatically be deemed to have been granted, assigned, transferred and delivered to Buyer at no additional cost to Buyer and without any further action on the part of Buyer or Seller.

(e)                                  Notwithstanding anything to the contrary contained in the Bill of Sale, or any other document assigning the Assumed Contracts (each, an “Assignment Agreement”), Buyer is not assuming or agreeing to pay, perform or otherwise discharge any Excluded Liabilities.  In the event there is an inconsistency between the terms of an Assignment Agreement and the terms of this Agreement, the terms of this Agreement shall control.

2.5.                            Time and Place.  The closing of the sale and purchase of the Acquired Assets (the “Closing”) shall be held at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, PA 19104 (or remotely via the exchange of documents and signatures) on or before the second Business Day following the satisfaction of all of the conditions set forth in Article VI or at such other place, time or date as Buyer and Seller may agree in writing.  The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date.”  The Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date.

2.6.                            Transactions at Closing.  At the Closing:

(a)                                 Buyer shall deliver to Seller the Closing Date Cash Consideration, by wire transfer of immediately available funds, to the accounts designated by Seller in writing at least three (3) Business Days prior to Closing.

(b)                                 Buyer shall deliver the Escrow Amount to the Escrow Agent.

(c)                                  Buyer and Seller shall take such further actions and make such other deliveries as required by the terms of this Agreement or as otherwise reasonably requested by the other party.

2.7.                            Allocation.  Subject to Section 2.8, within one hundred and twenty (120) days following the Closing Date, Seller shall prepare and deliver to Buyer a proposed allocation (“Allocation”) of the Purchase Price, the Assumed Liabilities and all other items required to be taken into account in determining purchase price for income tax purposes among the Acquired Assets sold by Seller (and the non-competition agreement described in Section 5.7) pursuant to the principles of Section 1060 of the Code and the principles set forth in Annex A hereto.  Buyer shall, within thirty (30) days following the receipt of such Allocation, notify Seller of its reasonable comments with respect to such Allocation.  The Parties shall cooperate in good faith to resolve any comments Buyer has with respect to such Allocation.  If the Parties are unable to agree on an Allocation, each Party shall prepare and file its own Allocation. Seller and Buyer agree to (a) prepare all Tax books, records and Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation and (b) not take any action inconsistent with the Allocation (as finally determined pursuant to this Section 2.7 and except to the extent otherwise required by applicable Law) with respect to Tax matters.

2.8.                            Allocation of the Business among Buyer Entities.  It is acknowledged by the Parties that notwithstanding the general usage of “Buyer” as an acquiring party of assets and liabilities hereunder, Buyer may desire to assign the right to acquire certain of the Acquired Assets or Assumed Contracts to one or more of its Subsidiaries, and the Parties agree, subject to the provisions of Section 9.9, to use commercially reasonable efforts at the request of Buyer to appropriately assign the rights and obligations acquired from Seller to such entities and agree to the allocation of Purchase Price and Assumed Liabilities paid by each Buyer or Buyer Subsidiary as shown on Annex B, which shall not change except as required by changes to the Purchase Price or the Business.

2.9.                            Escrow.  At the Closing, an amount equal to $2,200,000.00 (the “Escrow Amount”; the Escrow Amount, together with all earnings thereon, the “Escrow Funds”) shall be deposited by Buyer, or on Buyer’s behalf, in an account with the Escrow Agent as security for the obligations of Seller under this

Agreement.  Subject to any claims made against the Escrow Funds, the remaining undisputed balance of the Escrow Funds shall be released by the Escrow Agent to Seller on the one year anniversary of the Closing Date.  Buyer shall be the owner of the Escrow Amount for Tax purposes and Buyer shall pay all Taxes on such Escrow Amount, provided, however, that Buyer shall be reimbursed from the Escrow Amount for the payment of such Taxes as described in the Escrow Agreement.  For Tax purposes, the parties agree to report any amount paid to Seller under the Escrow Agreement as an installment sale pursuant to Section 453 of the Code.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

3.1.                            Organization and Good Standing of Seller.  Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Seller is qualified or otherwise authorized to do business as a foreign corporation and is in good standing under the Laws of every jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, in each case as they relate to the Business, makes such qualification necessary under applicable Law, except where the failure to be so qualified or otherwise authorized has not had and would not reasonably be expected to have a Material Adverse Effect.  Seller has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as now conducted.

3.2.                            Authority.

(a)                                 This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except in each case as limited by applicable Remedy Limitation Laws.  All corporate actions on the part of Seller necessary for the sale of Acquired Assets pursuant to this Agreement and for the performance of Seller’s obligations hereunder have been taken.

(b)                                 The Acquired Assets do not constitute all or substantially all of the property and assets of Seller’s business, as such terms are used in Section 271 of the DGCL.  This Agreement, the Sale and the other transactions contemplated hereby are not subject to the approval by the holders of Seller’s common stock under the DGCL (including under Section 271 of the DGCL) or any other Law applicable to Seller.

3.3.                            Subsidiaries.  The authorized and issued equity of each Subsidiary of Seller that owns assets of the Business is owned exclusively by Seller.  There are no offers, options, warrants, rights, stock appreciation rights, proxies, agreements, understandings or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, exchange, registration, voting, sale, transfer or redemption of any equity interests or other securities of the Subsidiaries of Seller that own assets of the Business or obligating any of such Subsidiaries of Seller or any other Person to purchase, redeem or otherwise acquire any equity interests of such Subsidiaries of Seller.

3.4.                            Consents.  No notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals (including any stockholder approval), permits, orders or authorizations required to be obtained by Seller from, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby.

3.5.                            Non-Contravention.  The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not (with or without the passage of time or the giving of notice) (a) constitute or result in a breach or violation of, or a default under, the Organizational Documents of Seller, (b) constitute or result in a material breach or violation of, or a default under any Law to which Seller or any of its assets or properties or any of the Acquired Assets is subject, (c) require a consent or approval under, conflict with, result in a material violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel or modify any material obligation or result in the loss of any material right or cause any loss of benefit under any Contract or other obligation to which Seller is a party, (d) give to others (other than Buyer) any material rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to Seller or the Acquired Assets, or (e) create or impose any Liens, other than Permitted Liens, on Acquired Assets.

3.6.                            Financial Statements.

(a)                                 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Documents (the “Seller Financial Statements”): (i) was prepared in accordance with United States GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and (ii) fairly presented in all material respects the consolidated financial position of Seller and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Seller’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments.

(b)                                 Section 3.6(b) of the Seller Disclosure Schedule sets forth a true and complete copy of the of the pro forma adjusted EBITDA schedule of the Business as of June 30, 2013, March 31, 2013, December 31, 2012, September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011 and June 30, 2011 (each, an “Operations Statement”). The Operations Statements were prepared in accordance with revenue recognition policies and expense recognition policies (as adjusted to exclude non-cash items, including stock based compensation, taxes, depreciation and amortization) in accordance with GAAP.  The Operations Statements fairly present in all material respects the results of operations of the Business as of the respective dates on an adjusted EBITDA basis.

(c)                                  Seller maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Seller are being made only in accordance with authorizations of management and the Seller Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Seller’s assets that could have a material effect on the Seller Financial Statements.

(d)                                 The Seller Financial Statements and Operations Statements are derived from the books and records of Seller on a basis consistent with prior periods, which books and records fairly reflect in reasonable detail all material assets, liabilities and transactions relating to the Business in a manner sufficient to enable Buyer to prepare financial statements for the Business in accordance with GAAP.

3.7.                            Indebtedness.  Seller does not have any Indebtedness outstanding with respect to the Business except for Indebtedness incurred in the Ordinary Course after June 30, 2013.

3.8.                            No Undisclosed Liabilities.  There are no liabilities or obligations of the Business of any nature, whether or not accrued, contingent or otherwise, except (a) as reflected in the Most Recent Balance Sheet (or the notes thereto), (b) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course or (c) liabilities of the type not required to be set forth on the Most Recent Balance Sheet.

3.9.                            Taxes.  All representations and warranties in this Section 3.9 shall apply only to Taxes and Tax Returns relating to the Business.

(a)                                 Seller has timely filed with the appropriate Governmental Authority all Tax Returns required by applicable Law to be filed by it (taking into account all applicable extensions) and such Tax Returns are true, correct and complete in all material respects.  All Taxes due and owing by Seller (whether or not shown on a Tax Return) have been timely paid.  No claim has been made by any Governmental Authority in any jurisdiction where Seller does not file Tax Returns that Seller is, or may be, subject to Tax by that jurisdiction.

(b)                                 Seller has withheld all Taxes from payments to employees, agents, contractors, nonresidents and any other Person required by applicable Law to be withheld by Seller.  Such amounts have been remitted to the appropriate Governmental Authority and all forms required to be prepared in connection therewith have been properly completed and timely provided to or filed with the appropriate Persons.

(c)                                  There is no action, suit, proceeding or judgment currently ongoing, now pending, or, to Seller’s Knowledge, threatened, or, to Seller’s Knowledge, investigation, audit, or claim assessment currently ongoing, now pending or threatened, with regard to any Taxes or Tax Returns of Seller, and no written notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by Seller.  All deficiencies asserted, or assessments made, against Seller as a result of any action, suit, proceeding, investigation, audit, claim, assessment or judgment by any Governmental Authority have been fully paid.  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)                                 There are no Liens or encumbrances for Taxes upon the Acquired Assets, nor, to Seller’s Knowledge, is any Governmental Authority in the process of imposing any Lien or encumbrance upon the Acquired Assets, except, in each case, for Permitted Liens.

(e)                                  No transaction contemplated by this Agreement is subject to withholding under any provision of Law.

(f)                                   No Acquired Asset is (i) tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) an equity interest in any Person, or (iii) a “United States real property interest” within the meaning of Section 897(c) of the Code.

(g)                                  Seller has properly and timely collected and paid all sales, use, value added or similar Taxes, as required under the applicable Laws of any Governmental Authority, with respect to the sale, rental, or lease of any product or service that was initiated or completed prior to the Closing.

3.10.                     Absence of Certain Changes.  Since June 30, 2013, (i) Seller has conducted the Business only in, and has not engaged in any material transaction other than according to, the Ordinary Course, and has used its reasonable efforts to preserve intact the present Business organization, to keep available in all material respects the services of its present employees, and to preserve for the Business the goodwill of the customers, suppliers and others having business relations with it and (ii) there has not occurred any Material Adverse Effect on the Business. Since the Balance Sheet Date, there has not been:

(a)                                 any change in the assets, liabilities, sales, income or business of the Business or in Seller’s relationships with suppliers, customers or lessors of the Business, other than changes which arose in the Ordinary Course;

(b)                                 any acquisition or disposition by Seller of any material asset or material property related to the Business other than in the Ordinary Course;

(c)                                  any material damage, destruction or loss, whether or not covered by insurance, to any of the material assets and properties of the Business, or any assets or properties of the Business in excess of $50,000;

(d)                                 any increase in the base salaries, wages, compensation, pension or other benefits payable or to become payable by Seller or any Subsidiary of Seller or any ERISA Affiliate to any of the Business Employees, or any bonus payments or arrangements made to or with any of them (other than as required by applicable Law or annual or periodic merit-based increases in base salaries made to employees (other than directors or officers) in the Ordinary Course);

(e)                                  any entry into, adoption, amendment or termination of any Company Benefit Plan (other than amendments required by Law or to maintain the Tax-qualified status of a Company Benefit Plan under Code Section 401(a)) or collective bargaining agreement;

(f)                                   any action, transaction or event or failure to act (or agreement to do any of the foregoing), that, if it occurred after the date of this Agreement, would have required the consent of Buyer under any of Section 5.1 (Interim Operations);

(g)                                  except as required by Law or a determination of a Governmental Authority that is final, with respect to the Business, any making or revocation of or other change to any material election with respect to Taxes, any change in any method of Tax accounting or Tax accounting period, any amendment to any Tax Return, any entrance into a closing agreement or other agreement with any Governmental Authority with respect to Taxes, any surrender of any right to claim a refund for Taxes, any consent to an extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or any taking of any other similar action;

(h)                                 any entrance into a Company Affiliate Contract;

(i)                                     any abandonment, surrender or cancellation, or grant of any waiver or covenant not to sue with respect to any item of Acquired IPR;

(j)                                    any entry into, amendment, material modification or termination of any Material Contract (or agreement that, if entered into prior to and effective as of the date hereon, would have constituted a Material Contract), other than in the Ordinary Course;

(k)                                 any sale or exclusive license of, or failure to keep in effect any rights in, any registered Trademarks, Copyrights, or Domain Names included in the Acquired IPR (or that would have been included in the Acquired IPR but for such sale, exclusive license, or failure);

(l)                                     any incurrence of any Liens, other than Permitted Liens, upon any of the Acquired Assets;

(m)                             any cancellation, modification or waiver of any material debts or claims related to the Business; or

(n)                                 any agreement by Seller to do any of the foregoing.

3.11.                     Litigation, etc.  There are no, and during the last five years there have not been any, Actions (or group of related Actions) pending or, to Seller’s Knowledge, threatened (i) against, relating to or involving the Business or (ii) that seek to restrain or prohibit, or seek other material equitable relief with respect to, the transactions contemplated herein.  There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative or regulatory agency, or by arbitration, pursuant to a grievance or otherwise) against or relating to the Business.

3.12.                     Compliance with Law; Environmental.

(a)                                 Seller is, and at all times during the last five (5) years, has been operating the business in compliance in all material respects with all applicable Laws (including Environmental Laws) and possesses and is in compliance in all material respects with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (each a “Permit”) required under applicable Laws (including Environmental Laws) to conduct the Business as presently conducted.  Section 3.12 of the Seller Disclosure Schedule sets forth a list of all Permits used by the Business and the Permits listed in Section 3.12  of the Seller Disclosure Schedule are all of the Permits needed to conduct the Business as presently conducted. All such Permits are valid and in good standing, Seller has timely filed all applications for renewal of all such Permits and Seller has not received any written notice charging or alleging any material violation of any such applicable Laws or Permits.

(b)                                 To Seller’s Knowledge, neither Seller nor any of its representatives, agents or employees of the Business has (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or Employees, (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or any similar Law under any jurisdiction, (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(c)                                  Seller has made available to Buyer correct and complete copies and results of any audits, reports, studies, analyses, tests or monitoring in the control and custody of Seller pertaining to compliance by Seller with Environmental Law and to any actual or potential Releases of Hazardous Substances at, under, about or migrating to or from, the real property currently or formerly owned, leased or operated by Seller in the Business.

(d)                                 To Seller’s Knowledge, there has been no Release of Hazardous Substances in violation of Environmental Law or that would reasonably be expected to require reporting to any Governmental Authority, or any investigation, removal, remediation or other response action by Seller at, under, about or migrating to or from any real property currently or formerly owned, leased or operated by Seller in the Business.  Seller is not the subject of any pending, or to Seller’s Knowledge, threatened, Actions alleging a violation of, or liability under, applicable Environmental Laws.  To Seller’s Knowledge, Seller has not used any waste disposal site, or otherwise disposed of, transported or arranged for the transportation of, any Hazardous Substances to any place or location (i) in violation of applicable Environmental Laws or (ii) listed on the National Priorities List or any comparable state list of sites requiring environmental investigation, removal, remediation or other response action.

(e)                                  To Seller’s Knowledge, no event has occurred that would reasonably be expected to cause the Business as currently conducted to incur a material obligation under applicable Environmental Laws that is materially in excess of the obligations that the Business has incurred in the past with respect to Environmental Laws.

3.13.                     Real Estate.

(a)                                 Owned Real Property.  Other than the real property from which Seller operates the Business in the United Kingdom, Seller does not own any real property which is used in the Business (the “Owned Real Property”).

(b)                                 Leased Real Property.  With respect to the Real Property Lease:  (i) such Real Property Lease is valid, binding, enforceable and in full force and effect; (ii) Seller is not, and to Seller’s Knowledge, no other party thereto is in default or breach in any material respect under the terms of such Real Property Lease; (iii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iv) to Seller’s Knowledge, all work required to be performed under such Real Property Lease by landlord thereunder or by Seller has been performed, and to the extent that Seller is responsible for the payment of such work, has been fully paid for, whether directly to the contractor performing such work or to the landlord as reimbursement therefore; (v) all rent (including base rent and additional rent) due and payable under the Real Property Lease has been paid to date; and (vi) Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the Real Property Lease or Leased Real Property or any interest therein.  The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of, or a default under, or require consent under the Real Property Lease.  A complete copy of the Real Property Lease, together with any modifications, extensions, amendments and assignments thereof, has heretofore been furnished or made available to Buyer.

(c)                                  With respect to all Leased Real Property, Seller has legal and adequate access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as heretofore conducted.  No condemnation proceeding or other litigation is pending or, to Seller’s Knowledge, threatened which would preclude or impair the use of any such Leased Real Property for the purposes for which it is currently used as of the date hereof.  To Seller’s Knowledge, such Leased Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances nor has Seller received any notice of such nonconforming use or of a violation of such laws.  All of the assets and properties of Seller, including, the buildings and structures located at the Leased Real Property, are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition.

3.14.                     Title; Sufficiency of Assets; Good Repair.

(a)                                 None of the Acquired Assets is subject to any Lien except for Permitted Liens.  Seller or one of its Subsidiaries has, and at Closing shall convey to Buyer, good, valid, marketable and indefeasible title (fee or leasehold) to all of the Acquired Assets, free and clear of all Liens except the Permitted Liens.  The Acquired Assets, together with the Licensed IPR and services to be provided under the Transition Services Agreement, constitute all of the rights, properties, information technology systems, and assets of Seller necessary for Buyer to operate the Business in substantially the same manner operated by Seller immediately prior to Closing.  Section 3.14(a) of the Seller Disclosure Schedule lists all of the entities through which the Business is conducted.

(b)                                 The Acquired Assets that constitute physical personal property are in good operating condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course), are adequate for the purposes for which they are presently used in the conduct of the Business, are useable in a manner consistent with their current use and comply with applicable legal requirements.  Specifically, the information technology systems owned, licensed, leased, operated on behalf of or otherwise held exclusively for use in the Business, including computer hardware, software, firmware and telecommunications systems used in the Business and included in the Acquired Assets, perform reliably and in material conformance with the specifications or documentation for such systems.  Seller has taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of the Business, including the provision of hot fail-over server capacity in the event of a system failure or disaster.

3.15.                     Insurance. Seller has previously provided or made available to Buyer or its representatives true and complete copies of all policies of excess loss, fire, liability, production, completion bond, workmen’s compensation and other forms of insurance in effect covering any of the Acquired Assets, the Business or employees of the Business (the “Business Insurance Policies”), each of which policy is listed in Section 3.15 of the Seller Disclosure Schedule.  All Insurance Policies are in full force and effect and all premiums due thereunder have been paid.  All of the coverages contained in the Business Insurance Policies are provided on an “occurrence” (as opposed to a “claims made”) basis and there are no outstanding claims under the Business Insurance Policies.  During the last three (3) years, Seller has not been refused any insurance, nor has its coverage been limited by any insurance carrier.  Seller has timely filed all claims for which it is seeking repayment or other coverage under any Business Insurance Policies, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the Business Insurance Policy.  Seller has not received any notice of increase in premiums with respect to, or any notice of cancellation or non-renewal of, any of its current Business Insurance Policies, nor has Seller been denied any claim or made any claim which is subject to a reservation of rights by the insurer.

3.16.                     Contracts.

(a)                                 Except for the Contracts listed on Section 3.16(a) of the Seller Disclosure Schedule (collectively, the “Material Contracts”) or Excluded Contracts, neither Seller nor any of its Affiliates or Subsidiaries has any ongoing obligations under or is bound by any Contracts of any of the following types relating exclusively to the Business or included in the Acquired Assets:

(i)                                     any Contract (or group of related Contracts) requiring future payments by any party thereto of more than $75,000 in any period of twelve (12) consecutive months or the performance of which is expected to involve expenditures by, or revenue to, Seller in excess of $200,000 over the life of the Contract (other than, in each case, the Company Benefit Plans and Contracts with the customers of the Business);

(ii)                                  any Contract that relates to Indebtedness;

(iii)                               any lease or Contract under which Seller is lessee of any personal property (other than any Intellectual Property Rights) owned by any other party;

(iv)                              any Contract relating to the acquisition or disposition, outside of the Ordinary Course, of assets or securities during the last five (5) years;

(v)                                 any Contract under which the transactions contemplated hereby would require a consent or approval, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel or modify any material obligation or result in the loss of any material right or cause any loss of benefit under such Contract;

(vi)                              any Contract with the thirty (30) largest customers of the Business (determined based on amount billed for the last twelve (12) months as of August 31, 2013);

(vii)                           any Contract with the ten (10) largest suppliers of the Business (determined based on amount billed for the last twelve (12) months as of August 31, 2013);

(viii)                        any joint venture, partnership, alliance or similar Contract;

(ix)                              any Contract containing provisions that restrict or limit the freedom of Seller to compete with any Person with respect to the operation of the Business;

(x)                                 any Contracts by which Seller is licensed or otherwise permitted to use the Intellectual Property Rights of others (other than Commercial Licenses) in the Business, or by which Seller has licensed or authorized others to use any Acquired IPR, except for non-exclusive licenses granted by Seller or any of its Affiliates to customers, suppliers, developers, distributors, resellers, and other ecosystem partners, in each case, in the Ordinary Course (collectively, the “Acquired IPR Agreements”);

(xi)                              any Contract that contains a cap or ceiling on the prices that can be charged by Seller for services or products;

(xii)                           any Contract under which Seller is a lessor of or permits any third party to hold or operate any property (other than real property), owned or controlled by Seller;

(xiii)                        any outstanding power-of-attorney or similar power granted by Seller for any purpose whatsoever; or

(xiv)                       any Contract to enter into any Contract of the type described in subsections (i) through (xv) of this Section 3.16(a).

(b)                                 Complete and correct copies of each Material Contract have been made available to Buyer.  Each Material Contract (i) constitutes a valid and binding obligation of Seller and (ii) assuming such Material Contract is binding and enforceable against the other parties thereto, is enforceable against Seller, except to the extent that enforceability may be limited by applicable Remedy Limitation Laws. Seller is not, and, to Seller’s Knowledge, is not alleged to be, in breach or default in any material respect under any Material Contract, nor does there exist any condition which with the passage of time or the giving of notice, or both, would result in such a breach or default.  To Seller’s Knowledge, no counterparty is in breach of or default in any material respect under any Material Contract.

3.17.                     Employee Benefit Matters; Labor Relations.

(a)                                 No condition exists that could reasonably be expected to result in Buyer or any of its Affiliates incurring any liability (including, but not limited to, under Title IV of ERISA) with respect to a Company Benefit Plan.

(b)                                 Neither Seller, any Subsidiary of Seller, nor any ERISA Affiliate has ever contributed to, or been required to contribute to, or has any liability with respect to, any multiemployer plan as defined in Section 3(37) of ERISA.

(c)                                  Neither Seller, any of its Subsidiaries nor any ERISA Affiliate, maintains, contributes to, is required to contribute to, or has any liability with respect to, any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

(d)                                 Section 3.17(d) of the Seller Disclosure Schedule sets forth a list of each individual employed by Seller or any of its Subsidiaries whose employment is predominantly related to the Business (each such employee, a “Business Employee”).  Section 3.17(d) of the Seller Disclosure Schedule sets forth, with respect to each such Business Employee, the position, date of hire, annual base rate of compensation, targeted bonus or commission opportunity, exempt/non-exempt status and work location of such Business Employee.

(e)                                  The Business Employees listed as located in the United Kingdom on Section 3.17(d) of the Seller Disclosure Letter (the “UK Employees”) are the only persons employed in the Business who work principally in the United Kingdom.  Section 3.17(d) of the Seller Disclosure Letter describes the material terms and conditions of employment of the UK Employees.  Seller does not have nor has Seller ever operated a defined benefit pension scheme in respect of the UK Employees or any former employee, director or officer.  Seller has complied with its obligations pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 of England and Wales (the “Transfer Regulations”).

(f)                                   The Business Employee listed as located in France on Section 3.17(d) of the Seller Disclosure Schedule (the “French Employee”) is the only person whose employment is predominantly related to the Business who works principally in France.  Section 3.17(d) of the Seller Disclosure Schedule describes the material terms and conditions of employment of the French Employee.

(g)                                  No Business Employee is represented by any union or other labor organization with respect to the Business Employee’s employment by Seller or its Subsidiaries.  There is no complaint against Seller or its Subsidiaries pending or, to the Knowledge of Seller, threatened, asserting that Seller or its Subsidiaries has committed an unfair labor practice within the meaning of the National Labor Relations Act with respect to any Business Employee or seeking to compel bargaining with any labor organization. To the Knowledge of Seller, no labor organization is engaged in any organizing activity with respect to any Business Employee and no such organizing activity is threatened. There is no pending or, to the Knowledge of Seller, threatened, nor has there been for the past five years, any labor strike, picketing, walk-out, work stoppage or lockout involving Seller or its Subsidiaries with respect to the Business. All Business Employees (other than the UK Employees and French Employee) are either United States citizens or are authorized to work in the United States.

3.18.                     Intellectual Property.

(a)                                 Section 3.18(a) of the Seller Disclosure Schedule includes all: (i) Acquired Products in commercial release, in beta testing, or under development as of the date hereof; (ii) Patents; (iii) registrations or pending applications for Trademarks; (iii) registered Domain Names; and (iv) registrations or pending applications for Copyrights, in each case, owned or co-owned by Seller or any Subsidiary of Seller and used predominantly in the Business, setting forth as to each such item, as applicable, the item or title, its owner, version number, the application, registration or issuance number for such item, the date of application, registration or issuance, the jurisdiction in which such item is registered, issued or pending, and the status of such application or registration, including any deadlines for renewals, maintenance fees or other required filings.  The foregoing registrations and applications are (x) in the case of registrations, in effect, subsisting, and not the subject of any proceeding challenging the extent, validity, enforceability or Seller’s or Seller’s Subsidiaries’ ownership of such item, in whole or in part, and, to Seller’s Knowledge, are valid and enforceable, and (y) in the case of applications, pending and not subject to any final rejection or proceeding seeking to interfere, oppose, reexamine, or otherwise challenge the extent, scope, validity or registrability of such applications, in whole or in part.

(b)                                 The Acquired IPR, together with the Licensed IPR and the Intellectual Property Rights licensed to Seller under the Acquired IPR Agreements listed in Section 3.16(a)(x) of the Seller Disclosure Schedule, constitute all of the Intellectual Property Rights used by Seller or Seller’s Subsidiaries to conduct and operate the Business as currently conducted (other than Commercial Licenses).  The Parties agree that this Section 3.18(b) does not constitute, and shall not be construed as, a representation or warranty that the Acquired IPR, Acquired Products, or Business do not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any third party.

(c)                                  Seller, alone or together with its Subsidiaries, owns the exclusive right, title and interest to the Acquired IPR and the Acquired Products, free and clear of any Liens (other than the Acquired IPR Agreements and Permitted Liens) or any requirement of any past, present, or future royalty payments.  The Parties agree that this Section 3.18(c) does not constitute, and shall not be construed as, a representation or warranty that the Acquired IPR, Acquired Products, or Business do not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any third party.

(d)                                 To Seller’s Knowledge, the conduct of the Business and the Acquired Products immediately prior to the Closing do not infringe, dilute, misappropriate, or otherwise violate the Intellectual Property Rights of any other Person.  To Seller’s Knowledge, no Person is infringing, diluting, misappropriating, or otherwise violating any Acquired IPR in any manner likely to have a Material Adverse Effect.  Seller (i) has not received any written notice or, to the Knowledge of Seller, any other notice, nor is there any Action pending against Seller or its Subsidiaries, alleging that the Business or the Acquired Products is/are infringing upon, diluting, misappropriating or otherwise violating the Intellectual Property Rights of any Person, (ii) has not sent, nor is there any Action by Seller or its Subsidiaries pending against any other Person, alleging that such Person is infringing upon, diluting, misappropriating or otherwise violating any Acquired IPR, and (iii) is not a party to any other Action with respect to Intellectual Property Rights that relates to the Business.

(e)                                  There are no judgments, decrees, judicial consents or orders against Seller, past or pending, that: (i) currently restrict the rights of Seller or its Subsidiaries to use or enforce, or challenge or contest Seller’s ownership of, the Acquired IPR or the Acquired Products; or (ii) currently restrict the conduct of the Business as presently conducted in order to accommodate a third party’s Intellectual Property Rights.

(f)                                   Seller uses commercially reasonable efforts to protect, in all material respects, (i) the confidentiality of material Trade Secrets of the Business, (ii) personally identifiable information collected, stored, or used by the Business against unauthorized disclosure or use, and (iii) the integrity and security of its information technology systems used in the Business, and neither Seller nor any of its Subsidiaries has, as of the date hereof, any Action pending against it, nor to Seller’s Knowledge is any Action threatened against Seller or any of its Subsidiaries in writing, alleging any breach, violation, misuse or unauthorized disclosure of any of the foregoing.

(g)                                  No Subsidiary of Seller, nor any current or former Employee, agent, or contractor of Seller or Seller’s Subsidiaries has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, directly or indirectly, in whole or in part, any Acquired IPR or Acquired Products, other than as imposed by Applicable Law or as a customer of Seller in the Ordinary Course.  Seller has obtained from all Employees, agents and contractors engaged in the development of any Acquired IPR or Acquired Products, assignments of Intellectual Property Rights that are sufficient to vest in Seller all Intellectual Property Rights of such employees, agents and contractors in such Company Intellectual Property Rights, subject to any and all limitations imposed by Applicable Law.  Neither this Agreement, nor the consummation of the transactions contemplated by this Agreement, will result in any third party being granted rights of access to, use of, or the placement in or release from escrow of, any Acquired IPR or Acquired Products, other than by virtue of the License Agreement.

(h)                                 Pursuant to that certain Code Owner NDA and Acknowledgment among Seller, Buyer, and Black Duck Software, Inc. (“Black Duck”) dated August 21, 2013, Seller made the source code for the Acquired Products in commercial release as of the date hereof reasonably available to Black Duck for the purpose of Black Duck performing a scan of such source code to identify open source and third party software included in such source code (the “Black Duck Scan”).  Within the past ten (10) years immediately prior to the Closing, and to the Knowledge of Seller, at any time prior thereto, Seller has not developed the Acquired IPR or the Acquired Products using any funding from or the facilities of a Governmental Authority, or college, university or other higher education institution in a manner that grants to such Governmental Authority, university or institution any rights in the Acquired IPR or such Acquired Products.

(i)                                     None of the source code associated with the Acquired IPR or the Acquired Products (other than third party source code) is or has been (i) disclosed, delivered or licensed to any Person except for disclosures to current or former employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services to the Business of Seller or (ii) placed in escrow or subject to any type of escrow agreement except as set forth in the Seller Disclosure Schedule.

(j)                                    Copies of Seller’s standard customer agreements under which the Acquired Products have been newly licensed to third parties within the past five (5) years immediately prior to the Closing, including terms of use, have been provided to Buyer.

(k)                                 The Acquired Products, as distributed by Seller (i) in their current and two immediately prior commercial releases as of the date hereof, perform in all material respects in accordance with their design specifications, (ii) contain mechanisms intended to protect the security of any data or information collected, stored, or transmitted through such Acquired Products, where appropriate and to a commercially reasonable extent, (iii) in their current and two immediately prior commercial releases as of the date hereof, do not contain material bugs, errors, defects, malfunctions or nonconformities, other than those identified in PROD, a copy of which has been provided to Buyer, and (iv) are, to Seller’s Knowledge, free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other “virus” that may (x) disrupt, disable, harm, or impair in any material way such Acquired Product’s operation or (y) cause such Acquired Product to damage or corrupt any data, storage media, programs, equipment, computers, or other communications of Seller or its customers, or interfere with their operations.  Within the past five (5) years immediately prior to the Closing, there have been no material written complaints received by Seller from customers alleging that the Acquired Products are materially defective or non-conforming, nor have there been any recalls of any such Acquired Products by Seller or, to Seller’s Knowledge, by any third party.

(l)                                     The representations and warranties set forth in this Section 3.18 are the exclusive representations and warranties made by Seller to Buyer regarding title, non-infringement, misappropriation, dilution, violation, validity, enforceability, or any other aspect of Intellectual Property Rights, the Acquired IPR, Acquired Products, and Acquired IPR Agreements.

3.19.                     Customers; Suppliers.

(a)                                 Each customer with whom a Contract is listed on Section 3.16(vi) of the Seller Disclosure Schedule shall constitute a “Major Customer.”  Since the Balance Sheet Date, no Major Customer has terminated any material Contract with Seller in accordance with the terms thereof, Seller has not received any notice, written or oral, of termination from any Major Customer and, to Seller’s Knowledge, no Major Customer has indicated any plan, whether or not in connection with the transactions contemplated hereunder, to terminate or reduce the amount of business transacted with Seller from that which has been conducted with Seller since the Balance Sheet Date or to reduce the price such customer will pay for Seller’s products or services.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of or a default under, or require consent under, any material Contract with a Major Customer.

(b)                                 Each supplier with whom a Contract is listed on Section 3.16(vii) of the Seller Disclosure Schedule shall constitute a “Major Supplier.”  Since the Balance Sheet Date, no Major Supplier has terminated any material Contract with Seller in accordance with the terms thereof, Seller has not received any notice, written or oral, of termination from any Major Supplier and, to Seller’s Knowledge, no Major Supplier has indicated any plan, whether or not in connection with the transactions contemplated hereunder, to terminate or reduce the amount of business transacted with Seller from that which has been conducted with Seller since the Balance Sheet Date or to adversely change the price of supplies or services provided by such supplier.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of or a default under, or require consent under, any material Contract with a Major Supplier.

3.20.                     Accounts Receivable; Accounts Payable.  All of the accounts receivable (i) are valid receivables, (ii) arose in the Ordinary Course from bona fide arm’s-length transactions for the sale of goods or the performance of services, (iii) are, to Seller’s Knowledge, collectible in the Ordinary Course and (iv) are not subject to any counterclaim or setoff.  Since April 1, 2013, there have not been any write-offs as uncollectible of any accounts receivable except for write-offs in the Ordinary Course and not in excess of $20,000.00 in the aggregate.

3.21.                     Brokers or Finders.  Except for Seller’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.22.                     Power of Attorney.  Seller has not given any irrevocable power of attorney (other than such powers of attorney given in the Ordinary Course with respect to routine matters or as may be necessary or desirable in connection with the transactions contemplated hereby) to any Person for any purpose whatsoever with respect to Seller.

3.23.                     Affiliate Transactions.  No officer, director or Affiliate of Seller or to Seller’s Knowledge, any individual in such officer’s, director’s or Affiliate’s immediate family is, or has been within the five (5) years preceding the date of this Agreement, a party to any Contract (other than Company Benefit Plans) with Seller related to the Business or has any interest in any Acquired Asset (each such Contract, a “Company Affiliate Contract”).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller as follows:

4.1.                            Organization and Good Standing of Buyer.  Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Buyer is qualified or otherwise authorized to do business as a foreign corporation and is in good standing under the Laws of every jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or authorization necessary under applicable Law, except where the failure to be so qualified or otherwise authorized has not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

4.2.                            Authority.  This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except in each case as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies.  All corporate actions on the part of Buyer necessary for the purchase of the Acquired Assets pursuant hereto and for the performance of Buyer’s obligations hereunder have been taken.

4.3.                            Consents.  No notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits, orders or authorizations required to be obtained by Buyer from, any Governmental Authority or other Person in connection with the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, except where the failure to obtain or make any of the foregoing would not reasonably be expected to materially and adversely affect Buyer’s ability to consummate the transactions contemplated hereby.

4.4.                            Non-Contravention.  The execution, delivery and performance of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not (with or without the passage of time or the giving of notice) (a) constitute or result in a breach or violation of, or a default under the Organizational Documents of Buyer, (b) constitute or result in a material breach or violation of, or a default under any Law to which Buyer is subject, (c) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel or modify any material obligation or result in the loss of any material right under any Contract to which Buyer is a party or (d) create or impose any Liens, other than Permitted Liens, on the assets or properties of Buyer.

4.5.                            Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.6.                            Sufficient Funds.  Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash all amounts required to be paid by it on and after the Closing Date pursuant to this Agreement, and all of Buyer’s costs and expenses in connection with this Agreement.

4.7.                            Transfer Regulations.  With respect to the UK Employees, Buyer has fully complied with all of its obligations pursuant to the Transfer Regulations as amended.

ARTICLE V.

COVENANTS.

5.1.                            Interim Operations.  Except as (i) Buyer shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed or (ii) otherwise expressly contemplated by this Agreement, after the date hereof and prior to the Closing, Seller shall, (x) conduct the Business in the ordinary course consistent with past practice, (y) use its commercially reasonable efforts to preserve the Business organization intact and, with respect to the Business, maintain existing relations and goodwill with all Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and (iii) use its commercially reasonable efforts to keep available the services of the Business Employees.  Without limiting the generality of the foregoing and in furtherance thereof, except as (a) Buyer shall otherwise approve in writing, such approval not to be unreasonably withheld or delayed or (b) otherwise expressly contemplated by this Agreement, after the date hereof, Seller shall not:

(a)                                 directly or indirectly sell, transfer, pledge, distribute, create any Liens on the Acquired Assets (other than Permitted Liens) or otherwise dispose of any Acquired Assets, except for the sale of products or services in the Ordinary Course;

(b)                                 amend Seller’s Organizational Documents;

(c)                                  merge or consolidate with any other Person;

(d)                                 with respect to the Business, make (or revoke) or otherwise change any material election with respect to Taxes, enter into a closing agreement or other agreement with any Governmental Authority with respect to Taxes, consent to an extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action;

(e)                                  discontinue any business material to the Business;

(f)                                   amend or terminate, or waive, release or assign any rights or claims with respect to, any Assumed Contract or Permit of the Business other than in the Ordinary Course;

(g)                                  settle, or consent to any settlement of, any material Action or enter into any consent decree, with regard to any Action related to the Business;

(h)                                 enter into any Contract relating to the Business that would be a Material Contract of the Business;

(i)                                     enter into any Contract with any Related Party or Affiliate of Seller;

(j)                                    increase the salary, wages or other compensation or benefits of, or terminate (other than for cause) or reduce by more than 50% the hours worked by, any Business Employee (other than as required by Law or the terms of any Company Benefit Plan in effect on the date hereof);

(k)                                 grant any severance rights or any retention, change in control, annual or other bonus (whether monetary or otherwise) or advance (excluding advances for ordinary business expenses in the Ordinary Course) to any Business Employee;

(l)                                     abandon, fail to maintain, surrender, cancel or otherwise annul, or grant any rights, waivers or covenants not to sue with respect to any Acquired IPR, other than in the Ordinary Course; or

(m)                             agree to take any of the foregoing actions.

5.2.                            Further Assurances; Notification.

(a)                                 Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the giving of all notices to, the making of all filings with, and the obtaining of all authorizations, consents and approvals from, Governmental Authorities and (ii) the execution and delivery of any additional documents that may be necessary or desirable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)                                 During the period from the date hereof to the Closing, Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence or nonoccurrence of any event which would cause any representation or warranty of Seller or Buyer, as applicable, in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure by Seller or Buyer, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder.  If (i) any notification described in the preceding sentence arises after the date of this Agreement and (ii) Seller affirms to Buyer in writing that such notification contains information that has or would reasonably be expected to result in a Material Adverse Effect, then Buyer shall have the right to terminate this Agreement pursuant to Section 8.1(e) (such information contained in such notification delivered pursuant to this sentence only, an “MAE Supplement”).  Buyer shall have the right to deliver to Seller a termination notice pursuant to Section 8.1(e) within five (5) Business Days after delivery by Seller of such MAE Supplement (together with any such additional information relating thereto as Buyer may reasonably request, it being understood that such five (5) Business Day period shall not begin until all such information reasonably requested by Buyer has been delivered by Seller).  Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matter contained in such MAE Supplement if Buyer shall not have delivered a termination notice pursuant to the terms of the prior sentence.  No claim for indemnification may be made with respect to the matters included in such MAE Supplement by Buyer or any of the other Buyer Indemnities, any such claim being hereby irrevocably waived and released with respect to such matter, and Buyer shall not be permitted to claim that any matter contained in a MAE Supplement is a basis for Buyer to assert that any closing condition set forth in Section 6.2 has not been satisfied.

5.3.                            Access; Confidentiality.

(a)                                 During the period from the date hereof to the Closing, Seller shall (a) permit Buyer and its representatives and financing sources to have reasonable access to Seller’s personnel, accountants and other representatives and advisors of Seller, premises, books and records, subject to any limits imposed by UK data protection Laws in the case of the UK Employees, and (b) furnish to Buyer and its representatives such financial and operating data and other information as such Persons may reasonably request. No investigation pursuant to this Section 5.3(a) shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of the Parties.

(b)                                 Each of Seller and Buyer acknowledge that it and its representatives and advisors remain, and following Closing will remain, bound by the Amended and Restated Mutual Non-Disclosure Agreement, dated February 19, 2013, between Seller and Buyer (the “Confidentiality Agreement”).  All information provided or obtained by any Party hereto, before or after the date of this Agreement, including pursuant to clause (a) above, shall be held in confidence by the other Party subject to the terms of the Confidentiality Agreement.  Seller recognizes that it has acquired confidential information and trade secrets concerning the Business, the use or disclosure of which could cause Buyer substantial loss and damages and Buyer recognizes that it has acquired confidential information and trade secrets concerning Seller, the use or disclosure of which could cause Seller substantial loss and damages.  Accordingly, each Party covenants to the other that neither it nor its Affiliates shall, except with the prior written consent of the other Party, directly or indirectly, disclose confidential information relating to the Business (in the case of Seller) or Seller (in the case of the Buyer), unless (i) it is or becomes generally available to the public other than as a result of disclosure by the Buyer or any of its Affiliates (with respect to the Business) or Seller or any of its Affiliates (with respect to Seller), (ii) it is generally made available to third parties without limitations on its disclosure or (iii) disclosure is required by applicable Law.  In the event that a Party (the “Disclosing Party”) is required by applicable Law to disclose any confidential information or trade secrets regarding the Business (in the case of Seller) or Seller (in the case of the Buyer), to the extent legally permissible, the Disclosing Party will not make any disclosure until the Disclosing Party first notifies the other Party (the “Non-Disclosing Party”) promptly so that the Non-Disclosing Party may seek, at its sole cost and expense, a protective order or other appropriate remedy or, in the Non-Disclosing Party’s sole discretion, waive compliance with the terms of this Agreement (and if the Non-Disclosing Party seeks such an order, the Disclosing Party will not oppose such efforts and the Disclosing Party will provide such cooperation as the Non-Disclosing Party reasonably requests); thereafter, disclosures may occur only as allowed herein.  In the event that no such protective order or other remedy is obtained, or that the Non-Disclosing Party waives compliance with the terms of this letter agreement, and that the Disclosing Party is nonetheless legally compelled to make such disclosures, the Disclosing Party will (i) furnish only that portion of the confidential information or trade secrets that the Disclosing Party is advised by counsel in writing is legally required, (ii) to the extent legally permissible, give the Non-Disclosing Party written notice of the disclosures to be made and (iii) exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

(c)                                  Seller, on the one hand, and Buyer, on the other hand, shall each make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Business available for inspection by the other party, or by its duly accredited representatives, to facilitate the resolution of any claims made against or incurred by a party, or for any other reasonable business purpose, at all reasonable times during normal business hours and in a manner not materially disruptive to business operations, for a three (3) year period after the Closing Date, with respect to all transactions of the Business occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Business.  As used in this Section 5.2, the right of inspection includes the right to make, at the expense of the inspecting party, extracts or copies.  The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.  No party shall be obligated to provide the other party with access to any books and records (including personnel files) pursuant to this Section 5.2 where such access would violate any Law.

5.4.                            Tax Matters.

(a)                                 Closing Date; Straddle Period Tax Returns.  If any jurisdiction requires Buyer to file a Tax Return with respect to any Acquired Asset for a Straddle Period in the case of property Taxes (including real, personal, or ad valorem Taxes) or any other Tax imposed on a periodic basis, the parties agree that the amount of Taxes attributable to the portion of the Straddle Period ending on (and including)

the Closing Date (the “Interim Period”) shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Interim Period and the denominator of which is the number of calendar days in the entire Straddle Period.

(b)                                 Cooperation on Tax Matters.  Seller and Buyer shall cooperate in (i) providing any information necessary, including Tax Returns of Seller, to allow Buyer or Seller to comply with any information reporting contained in the Code or other applicable Laws with respect to the Acquired Assets and/or the Assumed Liabilities; and (ii) providing certificates or forms, and timely executing any Tax Return, that may be necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax, and (iii) providing records and all information that are reasonably relevant to any audit, litigation or other Tax proceeding with respect to the Acquired Assets and/or the Assumed Liabilities.

(c)                                  Transfer Taxes.  Buyer shall pay the amount of any documentary, stamp, stock transfer, sales, real or personal property transfer or indirect transfer, or similar Tax (collectively, “Transfer Taxes”) imposed on Buyer as a result of the transfer of tangible personal property up to a value of $70,000.00 pursuant to this Agreement, excluding any related penalties and interest thereon.  Seller will pay, and Seller will indemnify and hold Buyer harmless against, the amount of all other Transfer Taxes as a result of the transactions contemplated by this Agreement and any related penalties or interest.  Without limiting the foregoing, the parties intend that the transfer of the Acquired Assets (except for tangible personal property, but in all events including the Acquired IPR and the Acquired Products) pursuant to this Agreement will qualify for (a) the exemption from California sales and use taxes for the sale of a prewritten computer program delivered by remote telecommunications under Cal. Sales and Use Tax Reg. Section 1502(f)(1)(D) (and accordingly Buyer will not obtain any possession of tangible personal property relating to such program) and (b) the exemption from California sales and use taxes for occasional sales under Cal. Rev. and Tax Code Section 6367.  The parties agree to file all Tax Returns consistent with this paragraph and to not take an inconsistent position in any Tax audit.

5.5.                            Employee Matters.

(a)                                 Effective as of the Closing, Seller shall terminate, in accordance with applicable Laws, the employment of the Transferred Employees (other than the UK Employees) and shall pay and discharge all liabilities to all of the Transferred Employees incurred up to and including the Closing Date in the Ordinary Course.  Seller and Buyer acknowledge and agree that the contracts of employment of each of the UK Employees shall not be terminated, but shall transfer to Buyer on the Closing Date and continue as if originally made between each such UK Employee and Buyer in accordance with (except as may otherwise be provided by) the Transfer Regulations.

(b)                                 Effective as of the Closing, Buyer shall, or shall cause one of its Affiliates to, offer employment to the Business Employees listed on Section 5.5(b) of the Disclosure Schedule on terms and conditions that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer or its Affiliates.  All such Business Employees who accept such offers of employment are herein referred to as the “Transferred Employees.”  For the avoidance of doubt, although the employment of the UK Employees will be transferred to Buyer or its Affiliates in connection with the Closing, the UK Employees are not included in the definition of “Transferred Employees.” In addition, if the French Employee accepts such offer of employment, Seller, Buyer (or one of Buyer’s Affiliates) and the French Employee will enter into a tripartite agreement which will terminate the contract of employment with the Seller and deal with the transition aspects of the transfer of the French employee to the Buyer (or one of Buyer’s Affiliates).

(c)                                  For the applicable plan year that includes the Closing Date, Buyer shall use commercially reasonable effort such that the Transferred US Employees shall not be required to satisfy any deductible or out-of-pocket maximum requirements under the benefit plans, programs and policies maintained by the Buyer and its Affiliates (the “Buyer Plans”) in which the Transferred US Employees participate that provide medical, dental and other welfare benefits (collectively, the “Buyer Welfare Plans”) to the extent such requirements were satisfied for the portion of the current plan year under the Company Benefit Plans that provide medical, dental and other welfare benefits (the “Company Welfare Plans”).  Buyer shall use commercially reasonable efforts such that any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in the Buyer Welfare Plans in which the Transferred US Employees participate shall be waived with respect to the Transferred US Employees (except to the extent that any such waiting period, pre-existing condition exclusion, or requirement of showing evidence of good health applied under the applicable Company Welfare Plans in which the Transferred US Employee participates or is otherwise eligible to participate as of the Closing Date).

(d)                                 Buyer shall cause the Buyer Plans that cover the Transferred US Employees after the Closing Date to credit (without duplication) service with Seller and its Affiliates and any predecessor employers to the extent credited as service under a comparable Company Benefit Plan prior to the Closing (as specified in writing by the Company to Buyer prior to the Closing Date) for purposes of (i) accruing annual vacation time and paid time off, (ii) calculating severance benefits under Buyer’s severance plan(s), and (iii) eligibility and vesting (but not under equity incentive plans or for benefit accrual purposes under any defined benefit pension plan) under the Buyer Plans.

(e)                                  Buyer and its Affiliates shall have sole responsibility for all liabilities and obligations relating to or arising from Buyer’s and its Affiliates’ employment of the Transferred US Employees upon and after the Closing.

(f)                                   The Buyer and Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320 with respect to wage reporting.

(g)                                  Nothing in this Section 5.5 or any other provision of this Agreement (i) shall be construed to establish, amend or modify any benefit or compensation plan, program, agreement or arrangement, (ii) shall limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time, (iii)  shall confer upon any Transferred Employee or UK Employee any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement or (iv) shall limit in any manner the right of Buyer or any of its Affiliates to terminate the employment of any Transferred Employee or UK Employee at any time and for any reason, or to change the terms and conditions of employment of any Transferred Employee or UK Employee at any time for any reason, except as expressly provided in this Section 5.5.

(h)                                 With respect to claims by Transferred Employees, UK Employees and their beneficiaries and dependents for medical, dental, vision, health, workers’ compensation and disability benefits: (i) Seller and the Company Benefit Plans shall be responsible for such claims that are incurred prior to the Closing; and (ii) Buyer and its employee benefit plans shall assume and be responsible for such claims that are incurred on or after the Closing.  For purposes of the foregoing, a workers’ compensation or disability claim shall be considered incurred prior to the Closing if the injury or condition giving rise to the claim occurred prior to the Closing in accordance with the provisions of any applicable workers’ compensation laws or disability benefits plan and a medical, dental, vision or health claim shall be incurred on the date such service is provided or a prescription is filled.

(i)                                     Section 5.5(i) of the Seller Disclosure Schedule lists each employee of Seller or any of its Subsidiaries, whose employment was predominantly related to the Business, who was terminated or laid off for any reason other than for cause, or whose hours were reduced by more than 50%, during the ninety (90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff, or reduction in hours, (ii) the location to which the employee was assigned, and (iii) whether the employee’s employment was predominantly related to the Business.

5.6.                            Press Releases.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by Seller and Buyer.  Thereafter, each of Seller and Buyer agrees that no public release or announcement concerning this Agreement, the Sale and the other transactions contemplated hereby shall be issued by any party without the prior written consent of Seller and Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be permitted by Section 5.8 or required by applicable Law or the rules or regulations of the SEC, any applicable United States securities exchange or any other Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.

5.7.                            Non-Compete.

(a)                                 During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Compete Period”), Seller covenants and agrees not to, directly or indirectly, within the continental United States, whether as principal, manager, agent, consultant, officer, equity holder, partner, investor, lender, member or in any other capacity, conduct, manage, operate, engage in, have an ownership interest in any business or enterprise (or subsidiary or division thereof) that (i) engages in the development, marketing, sale or servicing of software or solutions related to multidimensional or multivalue database management systems and development tools directly related to multidimensional or multivalue database management services or (ii) otherwise competes with the Business, excluding in each case the Excluded Products and the development, distribution, and licensing thereof.

(b)                                 During the Non-Compete Period, neither Party shall, and neither Party shall permit its Affiliates to, directly or indirectly, solicit, or induce, or attempt to solicit or induce, any employee, staff or independent contractor of the other Party to leave the employ or service of the other Party for any reason whatsoever or otherwise interfere with the relationship of the other Party with any such employee, staff or independent contractor, other than through the use of general solicitations not directed at the other Party or its employees, staff or independent contractors.  During the Non-Compete Period, neither Party shall, and neither Party shall permit its Affiliates to, directly or indirectly, call on, solicit, or induce, or attempt to solicit or induce, any contractor, agent, client, customer, supplier or the like of the other Party to terminate its/his/her relationship (contractual or otherwise) with the other Party (in whole or in part), or to refrain from entering into a relationship (contractual or otherwise) with the other Party, including without limitation any prospective contact, contractor, agent, client, customer, or the like of the other Party.

(c)                                  During the Non-Compete Period, neither Party shall, and neither Party shall permit its Affiliates to, directly or indirectly, offer or provide employment or engagement to any employee, staff or exclusive independent contractor of the other Party, other than through the use of general solicitations not directed at the other Party or its employees, staff or exclusive independent contractors.

(d)                                 Each Party acknowledges and agrees that the provisions of this Section 5.7 are reasonable and necessary to protect the legitimate business interests of the other Party, including without limitation such Party’s confidential information and goodwill (including Buyer’s purchase of the goodwill of the Business).  Each Party agrees, and shall not contest, that the other Party’s remedies at law for any breach or threat of breach by such Party or its Affiliates of the provisions of this Section 5.7 will be inadequate, and that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.7 and to enforce specifically such terms and provisions, in addition to any other remedy to which the other Party may be entitled at law or equity.  The restrictive covenants contained in this Section 5.7 are covenants independent of any other provision of this Agreement or any other agreement between the Parties and the existence of any claim which a Party may allege against the other Party under any other provision of the Agreement, any other agreement, or otherwise will not prevent the enforcement of the covenants in this Section 5.7.  If any of the provisions contained in this Section 5.7 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.  The Parties agree and intend that a Party’s obligations under this Section 5.7 be tolled during any period that such Party is found to be in breach of any of the obligations under this Section 5.7, so that the other Party is provided with the full benefit of the restrictive periods set forth herein. The covenants set forth in this Section 5.7 are in addition to, are not in lieu of, and shall not enlarge, modify, or narrow any additional obligations imposed on either Party as a matter of law following the sale of the goodwill of an established business.

5.8.                            Exclusivity.  Unless and until this Agreement has been terminated by either Party in accordance with Section 8.1 hereof, Seller shall not take and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives not to take, and shall use commercially reasonable best efforts to ensure that no stockholder of Seller, nor any of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives take, directly or indirectly, any of the following actions with any party other than the Buyer: (a) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of the Business, the Acquired Assets or Seller, whether by merger, consolidation, other business combination, purchase of capital stock, purchase of assets or otherwise (each of the foregoing, a “Restricted Transaction”), (b) disclose, in connection with a Restricted Transaction, any nonpublic information to any Person concerning the business or properties of Seller or afford to any Person access to the properties, books or records of Seller, except as required by Law or in accordance with a governmental request for information or (c) approve, endorse or recommend a Restricted Transaction or enter into or execute any agreement relating to a Restricted Transaction.  From and after the date hereof and prior to the Closing, Seller shall promptly notify the Buyer in the event that Seller or any of its Affiliates is contacted by any third party expressing an interest in discussing a Restricted Transaction.  Seller shall promptly notify the Buyer of (a) the identity of such third party and (b) any information conveyed by such third party to Seller in connection with such contact or relating to such Restricted Transaction, including any material modifications or proposed modifications thereto.

5.9.                            Termination of Contracts with Related Parties.  Prior to the Closing, Seller shall release or terminate all Contracts on Section 5.9 of the Seller Disclosure Schedule.

5.10.                     Release of Liens.  Prior to the Closing, Seller shall deliver to Buyer such lien releases or other written evidence reasonably satisfactory to Buyer, evidencing the release of all Liens on the Acquired Assets that are not Permitted Liens.  To the extent payment of Indebtedness is required in connection with the release of Liens or the Closing, Buyer may make payment for such Indebtedness directly on behalf of Seller in accordance with payoff letters therefor and deduct such payments from the Purchase Price payable to Seller.

5.11.                     Real Property Lease.  Prior to the Closing, Seller shall use commercially reasonable efforts to obtain an estoppel certificate from the landlord under the Real Property Lease.

5.12.                     Additional Matters.  Prior to the Closing, Seller will take the steps set forth in Section 5.12 of the Seller Disclosure Schedule.

5.13.                     Scope of Assumed Contracts.  Prior to Closing, Seller will notify all customers of the Business that the scope of the Assumed Contracts is limited to include only Acquired Products.  Seller shall use commercially reasonable efforts to enter into new contracts with those customers of the Business who are active users of MVDesigner.

5.14.                     Legacy References.  The Parties acknowledge that Software and Documentation that will be acquired by Buyer as part of the Acquired Assets or licensed to Buyer under the License Agreement may contain placements of Seller’s Trademarks.  Buyer shall not be required to remove or obscure such placements of Seller’s Trademarks as they exist in any such Software and Documentation that has been commercially released on or prior to the Closing, provided that Buyer complies with the terms and conditions of this paragraph.  After the Closing, Buyer shall undertake best reasonable efforts to remove the Seller’s Trademarks in any material existing as of the Closing that is incorporated into new versions of Buyer’s Software and Documentation that are commercially released after the Closing.  To the extent Buyer is permitted hereunder to retain placements of Seller’s Trademarks in any Software or Documentation after the Closing, Buyer shall not alter the use of any of Seller’s Trademarks or combine the Seller’s Trademarks with other marks, terms, graphics, or content, in a manner that would express or imply that any such Software or Documentation continues to be developed, licensed, or supported by Seller after the Closing or that Buyer has any affiliation, connection, or association with, or any endorsement or sponsorship by, Seller.  For the avoidance of doubt, Buyer shall not create any new instances of the Seller’s Trademarks within the Software, Documentation, or other materials.  Buyer will notify Seller promptly upon learning of any actual or reasonably suspected confusion by actual or potential customers, resellers, or others based on any placement of Seller’s Trademarks in any of Buyer’s Software or Documentation after Closing.  Buyer will reasonably cooperate with Seller, upon Seller’s reasonable request and at Buyer’s reasonable expense, to remove any placement(s) of Seller’s Trademark where there are reported instances of actual or reasonably suspected confusion by actual or potential customers, resellers, or others based on such placement(s) of Seller’s Trademarks in any Software or Documentation.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1.                            Conditions Precedent to Each Party’s Obligations.  The obligation of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)                                 Governmental Authority.  No Governmental Authority shall have enacted, issued, promulgated, enforced, sought to enforce or entered any order, decree, injunction or law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits or threatens to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or Buyer’s use or enjoyment of the Business.

(b)                                 Escrow Agreement.  The Parties shall have received a duly executed counterpart to the Escrow Agreement from the Escrow Agent.

6.2.                            Conditions Precedent to Buyer’s Obligations.  The obligation of Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Buyer):

(a)                                 Representations and Warranties True at Closing.  The Fundamental Representations and the representations and warranties contained in Section 3.10(ii) shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (other than those made as of a specified date, which shall be true and correct on and as of such specified date).  All of the other representations and warranties made by Seller in this Agreement shall be true and correct (without giving effect to any limitation as of “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (other than those made as of a specified date, which shall be true and correct on and as of such specified date) except where the failure of any such representations or warranties to be true and correct as of the Closing Date (or express earlier date), individually or in the aggregate, would not reasonably be expected to constitute a Material Adverse Effect.

(b)                                 Compliance With Agreement.  Seller shall have (i) performed and complied in all respects with all of its obligations under Section 5.12 of this Agreement to be performed or complied with by it on or prior to the Closing Date and (ii) performed and complied in all material respects with all of its other obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Seller shall have delivered to Buyer in writing, at and as of the Closing, a certificate, in form and substance reasonably satisfactory to Buyer, certifying that the conditions in each of Sections 6.2(a) and 6.2(b) have been satisfied.

(d)                                 Closing Deliverables. Seller shall have delivered to Buyer the following:

(i)                                     the Escrow Agreement, duly executed by Seller;

(ii)                                  a Bill of Sale, Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit A (each a “Bill of Sale”) for each of the Seller and each applicable Subsidiary of Seller that owns any rights in the Acquired Assets, duly executed by Seller or such Subsidiary of Seller;

(iii)                               the Transition Services Agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Seller;

(iv)                              the Intellectual Property License Agreement in substantially the form attached hereto as Exhibit D (the “License Agreement”), duly executed by Seller;

(v)                                 the Assignment and Assumption of Lease in substantially the form attached hereto as Exhibit E (the “Assignment and Assumption of Lease”), duly executed by Seller; and

(vi)                              a “FIRPTA” certificate prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) and dated as of the Closing Date certifying that Seller is not a foreign person for purposes of Section 1445 of the Code.

(e)                                  Required Consents.  Seller shall have received consents from each of the third parties set forth on Section 6.2(e) of the Seller Disclosure Schedule, consenting to the assignment to Buyer of the agreements set forth opposite the name of each third party.

(f)                                   Material Adverse Effect.  Since the date of this Agreement, a Material Adverse Effect shall not have occurred.

6.3.                            Conditions Precedent to Seller’s Obligations.  The obligation of Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by Seller):

(a)                                 Representations and Warranties True at Closing.  The representations and warranties contained in Sections 4.2 (Authority) and 4.5 (Brokers or Finders) shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date, as if made on the Closing Date (other than those made as of a specified date, which shall be true and correct on and as of such specified date).  All of the other representations and warranties made by Buyer in this Agreement shall be true and correct as of the Closing Date, as if made on the Closing Date (other than those made as of a specified date, which shall be true and correct on and as of such specified date) except where the failure of any such representations or warranties to be true and correct as of the Closing Date (or express earlier date), individually or in the aggregate, would not or would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated by this Agreement.

(b)                                 Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

(c)                                  Officer’s Certificate.  Buyer shall have delivered to Seller in writing, at and as of the Closing, a certificate, in form and substance reasonably satisfactory to Seller, to the effect that the conditions in each of Sections 6.3(a) and 6.3(b) have been satisfied.

(d)                                 Closing Deliverables.  Buyer shall have delivered to Seller the following:

(i)                                     the Escrow Agreement, duly executed by Buyer and the Escrow Agent.

(ii)                                  the Bill of Sale, duly executed by Buyer;

(iii)                               the Transition Services Agreement, duly executed by Buyer;

(iv)                              the License Agreement, duly executed by Buyer; and

(v)                                 the Assignment and Assumption of Lease, duly executed by Buyer.

ARTICLE VII.

SURVIVAL AND INDEMNIFICATION.

7.1.                            Survival.

(a)                                 Except as set forth in Sections 7.1(b) and 7.1(c), the representations and warranties in this Agreement, together with the associated rights of indemnification, shall survive the Closing hereunder and continue in full force and effect until the eighteen month anniversary of the Closing and shall thereupon expire, together with the associated rights of indemnification, except to the extent that a claim for breach thereof has been asserted in writing prior to such expiration (in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved).  Each of the covenants and agreements contained herein shall survive the Closing and continue in full force and effect until performed in accordance with their terms.  The Parties agree that the survival period and the other limitations for the time period to bring a claim set forth in this Section 7.1(a) shall serve to shorten any statutes of limitation which would otherwise be applicable;

provided, that if a claim is brought within the time period to bring a claim set forth in this Section 7.1(a), the rights to indemnification provided in Sections 7.2 and 7.3 with respect to such claim, if any, shall not be affected in any way.

(b)                                 The Fundamental Representations and claims based on fraud shall survive the Closing hereunder and continue in full force and effect, together with the associated rights of indemnification, which may be asserted without time limitation.

(c)                                  The representations and warranties in Sections 3.9 (Taxes), 3.12 (Compliance with Law; Environmental) (to the extent related to Environmental Law or Hazardous Substances) and 3.17 (Employee Benefit Matters) shall survive the Closing hereunder and continue in full force and effect, together with the associated rights of indemnification, until sixty (60) days following the expiration of the applicable statutes of limitations (giving effect to any extension or waiver thereof) and shall thereupon expire, together with the associated rights of indemnification, except to the extent that a claim for a breach thereof has been asserted in writing prior to such expiration (in which event the representation or warranty and the associated rights of indemnification shall survive with respect to such claim until such claim has been resolved).

7.2.                            Indemnification by Seller.  From and after the Closing and subject to the limitations set forth in Section 7.4(a), Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective successors and permitted assigns, officers, Employees, directors, equityholders, members and partners (collectively, the “Buyer Indemnitees”) against all claims, losses, liabilities and damages whatsoever, interest, penalties and costs and expenses, including reasonable attorneys’, accountants’ and expert witnesses’ fees, and costs and expenses of investigation and amounts paid in settlement, court costs, and other expenses of litigation, including in respect of enforcement of its indemnity rights hereunder, but excluding (i) any punitive or speculative damages or lost profits and (ii) any consequential, incidental, special, indirect damages to the extent not reasonably foreseeable, except, in either case, to the extent such damages are recovered by third parties in connection with claims made by such third parties that are indemnified under this Agreement (individually, a “Loss” and, collectively, “Losses”) incurred by the Buyer Indemnitees arising out of or relating to: (a) any breach of any representation or warranty of Seller of this Agreement under Article III (determined as of the date of this Agreement, and as of the Closing Date, as though made on and as of the Closing Date (other than those made as of a specified date, which shall be determined on and as of such specified date)), (b) any breach of any covenant or agreement of Seller in this Agreement and (c) any Excluded Liabilities.  Subject to the limitations set forth in Section 7.4, the Buyer Indemnitees shall be entitled to recover the amount of any Losses from the Escrow Amount, and to the extent the Escrow Amount is insufficient, such Buyer Indemnitees shall be entitled to recover directly from Seller.  All amounts payable to the Buyer Indemnitees shall be paid to Buyer, or as otherwise designated by the Buyer Indemnitees to Seller.

7.3.                            Indemnification by Buyer.  From and after the Closing and subject to the limitations set forth in Section 7.4(b), Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective successors and permitted assigns, officers, Employees, directors, equityholders, members and partners (collectively, the “Seller Indemnitees”) against all Losses incurred by the Seller Indemnitees arising out of or relating to: (a) any breach of any representation or warranty of Buyer in this Agreement under Article IV (determined as of the date of this Agreement, and as of the Closing Date, as though made on and as of the Closing Date (other than those made as of a specified date, which shall be determined on and as of such specified date)) or in any document delivered in connection herewith, (b) any breach of any covenant or agreement of Buyer in this Agreement or (c) the Assumed Liabilities.

7.4.                            Limitations on Rights of Indemnification.

(a)                                 Except as set forth below, (i) Seller shall not be required to indemnify Buyer under Section 7.2(a) unless and until the aggregate amount of Losses incurred by a Buyer Indemnitee thereunder exceeds $110,000.00 (the “Threshold Amount”), in which event Buyer shall be entitled to recover all such Losses in excess of the Threshold Amount (provided, that the Threshold Amount shall not apply to claims for indemnification in respect of any inaccuracy in or breach of any of the Fundamental Representations or Section 3.9, or, for the avoidance of doubt, any claims of fraud) and (ii) Seller’s maximum liability to Buyer under Section 7.2(a) shall not exceed $2,200,000.00 (the “Cap”) (provided, that the Cap shall not apply to claims for indemnification in respect of any inaccuracy in or breach of any of the Fundamental Representations or Section 3.9, or, for the avoidance of doubt, any claims of fraud and, with respect to claims for indemnification arising out of or relating to the Excluded Liabilities, the Cap shall be the Purchase Price (except, however, that to the extent a lower Cap applies with respect to a specific requirement to provide indemnification applies, such lower Cap shall apply notwithstanding the general requirement to provide indemnification for Excluded Liabilities pursuant to the foregoing clause); provided, further, that, for the avoidance of doubt, with respect to Seller’s indemnification obligations to Buyer pursuant to this Agreement, such obligations shall not be imposed without taking into effect the limitations set forth in this Section 7.4).  Solely for the purpose of Section 7.2 and 7.3, if it is determined that there has been a breach of a representation, warranty or covenant, any qualifications set forth therein with respect to a “Material Adverse Effect”, “materiality”, “in all material respects”, “material”, or similar term shall be disregarded for the purposes of calculating the amount of any Losses with respect to such breach.

(b)                                 Except as set forth below, (i) Buyer shall not be required to indemnify Seller (A) for any Losses incurred by a Seller Indemnitee arising out of or relating to acts or omissions of Seller or its Affiliates or (B) under Section 7.3(a) unless and until the aggregate amount of all such Losses incurred by the Seller Indemnitees thereunder exceeds the Threshold Amount, in which event Seller shall be entitled to recover all such Losses in excess of the Threshold Amount (provided, that the Threshold Amount shall not apply to claims for indemnification in respect of breaches of the Fundamental Representations or, for the avoidance of doubt, with respect to claims of fraud) and (ii) Buyer’s maximum liability to Seller under Section 7.3(a) shall not exceed the Cap (provided, that the Cap shall not apply to claims for indemnification in respect of breaches of the Fundamental Representations or, for the avoidance of doubt, with respect to claims of fraud).

(c)                                  No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any Party of any breach of representation, warranty, covenant or agreement by the other Party at any time, or the decision of any Party to complete the Closing.  Notwithstanding anything to the contrary herein, Buyer shall have the right, irrespective of any knowledge or investigation of Buyer, its Affiliates, agents or representatives, to rely fully on the representations, warranties and covenants of Seller contained herein.

7.5.                            Procedure for Third Party Claims.

(a)                                 If any third party shall notify any Party (the “Indemnitee”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnitor”) under this Article VII, then the Indemnitee shall promptly notify the Indemnitor thereof in writing; provided, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder except to the extent the Indemnitor is materially prejudiced thereby.

(b)                                 The Indemnitor shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any Third Party Claim at the Indemnitor’s expense and by the Indemnitor’s own counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate in good faith in such defense; provided, that the following conditions must be satisfied: (i) the Indemnitor shall have confirmed in writing that it is assuming such defense and the Indemnitor’s irrevocable and unconditional obligation to fully indemnify the indemnitee against any Losses that may result from the Third Party Claim (subject to the limitations on indemnification contained herein, including, without limitation, the Cap), (ii) the Indemnitee shall not have given the Indemnitor written notice that it has received the advice of counsel that a conflict of interest makes separate representation by the Indemnitee’s own counsel necessary, (iii) the Third Party Claim involves solely monetary damages and/or non-material equitable relief, (iv) the Indemnitor demonstrates to the Indemnitee’s reasonable satisfaction that the Losses that may result from the Third Party Claim along with any and all other pending claims against the Indemnitee are not reasonably expected to exceed the Cap and (v) the Third Party Claim does not relate to Taxes sought to be imposed on Buyer by a Governmental Authority.  If the Indemnitor elects to assume the defense of such Third Party Claim as aforesaid, then:

(i)                                     the Indemnitor shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees incurred by the Indemnitee in connection with such Third Party Claim following the Indemnitor’s acknowledgment and election to assume the defense of such Third Party Claim, unless (A) the Indemnitor fails to defend diligently the action or proceeding within thirty (30) calendar days after receiving notice of such failure from the Indemnitee or (B) the Indemnitee reasonably shall have concluded, based on the advice of legal counsel, that, with respect to such Third Party Claim, the Indemnitee and the Indemnitor may have conflicting or adverse legal positions or interests;

(ii)                                  the Indemnitee shall make available to the Indemnitor all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee or any of the Indemnitee’s agents and that the Indemnitor considers necessary or desirable for the defense of such Third Party Claim;

(iii)                               the Indemnitee shall otherwise cooperate as reasonably requested by the Indemnitor in the defense of such Third Party Claim;

(iv)                              the Indemnitee shall not admit any liability with respect to such Third Party Claim;

(v)                                 the Indemnitor shall not, without the written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed, settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such Third Party Claim) or consent to the entry of any judgment (A) which does not, to the extent that the Indemnitee or any of its Affiliates may have any liability with respect to such Claim, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release of the Indemnitee and its Affiliates from all liability in respect of such Third Party Claim, (B) which includes any statement as to or an admission of fact, culpability or a failure to act, by or on behalf of the Indemnitee or any of its Affiliates or (C) in any manner that involves any injunctive relief against the Indemnitee or any of its Affiliates or may materially and adversely affect the Indemnitee or any of its Affiliates; and

(vi)                              if the Indemnitor elects not to assume the defense of, fails to confirm its obligation to indemnify for any such Third Party Claim or otherwise fails to defend the claim consistent with the terms of this Section 7.5, then the Indemnitee shall proceed diligently to defend such Third Party

Claim with the assistance of counsel reasonably satisfactory to the Indemnitor; provided, that the Indemnitee shall not settle, adjust or compromise such Third Party Claim, or admit any liability with respect to such Third Party Claim, without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

7.6.                            Insurance Proceeds.  If any Buyer Indemnitee or Seller Indemnitee receives insurance proceeds as a result of any Losses with respect to which it has also received an indemnification payment or payments from Buyer or Seller, as the case may be, hereunder, the Buyer Indemnitee or the Seller Indemnitee shall pay the amount of such insurance proceeds (net of any increase in premiums resulting from the receipt of such payment, and in no event in excess of the indemnification payment or payments actually received from Buyer or Seller, as the case may be, with respect to such Losses hereunder) to such Party as such insurance proceeds are actually received by the Buyer Indemnitee or the Seller Indemnitee.

7.7.                            No Duplication.  Any Loss for which indemnification is sought pursuant to this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement.

7.8.                            Exclusive Remedy.  Except as otherwise provided herein, Buyer and Seller each acknowledges and agrees that following the Closing, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees, respectively, for recovery of Losses incurred by them arising out of or relating to the transactions contemplated by this Agreement, except that the foregoing clause shall not be deemed a waiver by Buyer or Seller of any right or remedy arising by reason of any claim of fraud with respect to this Agreement.

ARTICLE VIII.

RIGHT TO TERMINATE

8.1.                            Termination of Agreement.  This Agreement may be terminated prior to Closing as follows:

(a)                                 by Buyer or Seller after November 30, 2013, if the Closing shall not have occurred by the close of business on such date;

(b)                                 by mutual written consent of Seller and Buyer at any time;

(c)                                  by Buyer or Seller if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)                                 by Buyer, if there has been a material violation or breach by Seller of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Seller at the Closing, and such material violation or breach has not been waived by Buyer, or cured by Seller within ten (10) Business Days after receipt by Seller, as applicable, of written notice thereof from Buyer, unless such material violation or breach shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof or to be performed or complied with by it before the Closing and such failure was not primarily caused by Seller’s breach of this Agreement;

(e)                                  by Buyer, if the Seller has delivered a MAE Supplement to Buyer pursuant to the terms and conditions set forth in Section 5.2; or

(f)                                   by Seller if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing, and such material violation or breach has not been waived by Seller or cured by Buyer within ten (10) Business Days after receipt by Buyer of written notice thereof from Seller, unless such material violation or breach shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof or to be performed or complied with by such party before the Closing and such failure was not primarily caused by Buyer’s breach of this Agreement.

8.2.                            Procedure Upon Termination.  In the event of termination by Buyer or Seller, or both, pursuant to Section 8.1 hereof, the terminating Party shall forthwith deliver notice thereof to the other Party or Parties, and this Agreement shall terminate, and the sale and purchase of the Acquired Assets hereunder shall be abandoned, without further action by Buyer or Seller.

8.3.                            Effect of Termination.  In the event that this Agreement is validly terminated in accordance with Section 8.1, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, Seller; provided, that the obligations of the Parties set forth in Sections 5.3(b) (Access; Confidentiality), 5.6 (Press Releases) and ARTICLE IX (General) hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that no such termination shall relieve any Party hereto of any liability or damages resulting from any willful breach of this Agreement or fraud prior to such termination.

ARTICLE IX.

GENERAL.

9.1.                            Expenses.  Except as otherwise set forth in this Agreement, all expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys’, accountants’ and outside advisers’ fees and disbursements, shall be borne by (a) Buyer if incurred for Buyer’s account or (b) Seller if incurred for the account of Seller.

9.2.                            Notices.  All notices, requests demands and other communications hereunder shall be in writing or by facsimile (with a copy by email, which shall not constitute notice), and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile, as follows (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller:

TigerLogic Corporation
25A Technology Drive, Suite 100
Irvine, California 92618
Attention:  Thomas G. Lim
Facsimile:  (949) 250-8187
E-mail:  thomas.lim@tigerlogic.com

with a copy (which shall not constitute notice) sent contemporaneously to:

Arnold & Porter LLP
Three Embarcadero Center, Seventh Floor
San Francisco, CA  94111-4024
Attention:  Edward A. Deibert
Facsimile:  (415) 471-3400
E-mail:  edward.deibert@aporter.com

If to Buyer, to:

Rocket Software
77 Fourth Avenue
Waltham, MA 02451
Attention:  General Counsel
Phone:  (781) 577-4321
Fax:  (781) 684-2895
Email:  DReibel@rocketsoftware.com

with a copy (which shall not constitute notice) sent contemporaneously to:

Dechert LLP
2929 Arch Street
Philadelphia, PA 19104
Attention:	Geraldine A. Sinatra
Kenneth E. Young
Phone: (215) 994-4000
Fax: (215) 994-2222
Email:	geraldine.sinatra@dechert.com
ken.young@dechert.com

Any such notice shall be effective (a) if delivered personally, when received (with written confirmation of receipt), (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) on the date sent by facsimile (so long as sender obtains confirmation of transmission) if sent by 5:00 p.m. local time of recipient, and on the next Business Day if sent after 5:00 p.m. local time of recipient.

9.3.                            Entire Agreement; Amendments and Waivers.  This Agreement, including all of the Exhibits and Schedules hereto, contains the entire understanding of the Parties, supersedes all prior agreements and understandings (other than the Confidentiality Agreement) relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by Buyer and Seller.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Each of the Buyer and Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and in the other Transaction Documents, neither Seller nor the

Buyer, respectively, makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, and neither the Buyer nor Seller is relying on any representation or warranty except for those expressly set forth in this Agreement or the other Transaction Documents.

9.4.                            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law.

9.5.                            Jurisdiction; Court Proceedings; Waiver of Jury Trial.  Any Action against any Party to this Agreement arising out of or relating to this Agreement shall be brought in any state or federal court of competent jurisdiction within the State of Delaware and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Action.  A final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.  Each Party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in the any state or federal court within the State of Delaware and (b) any claim that any such Action brought in any such court has been brought in an inconvenient forum.  EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY, TO THE EXTENT LAWFUL, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6.                            Attorney Fees.  If any Action relating to this Agreement or any of the Transaction Documents or the enforcement of any provision of this Agreement or any of the Transaction Documents is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

9.7.                            Specific Performance.  Each of the Buyer and Seller agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the non-breaching Party would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, the non-breaching Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the breaching Party waives the defense that an adequate remedy at law may exist.

9.8.                            Sections and Section Headings.  All enumerated subdivisions of this Agreement are herein referred to as “Section” or “paragraph.”  The headings of Sections and paragraphs are for reference only and shall not limit or control the meaning thereof.

9.9.                            Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferrable by such party without the prior written consent of the other party hereto; provided, that Buyer may (a) assign any or all of its rights hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder or (c) pledge, assign or grant to its lenders, for the benefit of such lenders, a continuing security interest in and to this Agreement, as security for the payment or performance of the obligations of Buyer to such lender by reason of borrowings, the guarantee of borrowings or otherwise (provided that in the event of assignment as described in subclauses (a) through (c), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.10.                     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile copy or electronic mail copy message in “pdf” or similar format of an executed counterpart of this Agreement will be deemed to be an executed original thereof.

9.11.                     Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.12.                     Interpretation.  As all Parties have participated in the drafting of this Agreement, any ambiguity shall not be construed against any Party as the drafter. All information or documents posted in the Data Room no later than 7:00 pm ET on the date that is two Business Days prior to the date of this Agreement shall be considered “made available,” “delivered” or “furnished” to Buyer when such terms are used herein.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

SELLER:

TIGERLOGIC CORPORATION

By:	/s/ Richard W. Koe
Name:	Richard W. Koe
Title:	President and Chief Executive Officer

BUYER:

ROCKET SOFTWARE, INC.

By:	/s/ Andrew J. Youniss
Name:	Andrew J. Youniss
Title:	President and Chief Executive Officer

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